UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inspire Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 21, 2009

To Our Stockholders:

You are most cordially invited to attend the 2009 Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc. to be held at 9:00 A.M., local time, on Friday, June 5, 2009, at our main office, which is located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703. If you need more specific details regarding the venue for the meeting, please contact us by telephone at (919) 941-9777, extension 219.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting.

We are using the U.S. Securities and Exchange Commission rules that allow companies to provide their proxy materials over the Internet. As a result, we mailed to many of our stockholders a notice instead of a paper copy of the attached Proxy Statement and our 2008 Annual Report on Form 10-K. The notice contains instructions on how to access the proxy materials over the Internet or request paper copies of the proxy materials. Stockholders who did not receive the notice have been sent paper copies of the proxy materials.

It is important that your shares be represented at the Annual Meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.

Thank you for your continued support.

Sincerely,

CHRISTY L. SHAFFER, PH.D.
President and Chief Executive Officer

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2009

Dear Stockholders:

The Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc. will be held on Friday, June 5, 2009, at 9:00 A.M., local time, at our main office, which is located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, to:

(1)	Elect three directors to serve until the Annual Meeting of Stockholders to be held in 2012 and until their successors have been duly elected and qualified;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

(3)	Transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on April 8, 2009 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) thereof. A complete list of such stockholders will be open to examination by any stockholder during ordinary business hours at our main office at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 for a period of 10 days prior to the Annual Meeting and a copy shall be available for examination at the time and place of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement to such effect at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. If you received a notice containing instructions on how to access the proxy materials over the Internet, please vote your proxy in accordance with the notice. Otherwise, if you received a proxy card or voting instruction form by mail, you may submit your proxy card or voting instruction form for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided.

By Order of the Board of Directors,

Joseph M. Spagnardi
General Counsel and Secretary

Durham, North Carolina

April 21, 2009

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

PROXY STATEMENT

General

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Inspire Pharmaceuticals, Inc., a Delaware corporation (sometimes referred to as we, us, our or Inspire), for use at our 2009 Annual Meeting of Stockholders and at any adjournment(s) thereof, or the Annual Meeting. The Annual Meeting will be held on Friday, June 5, 2009, at 9:00 A.M., local time, at our main office which is located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are making these proxy materials available to you on or about April 21, 2009 on the Internet or by delivering printed versions of these materials to you by mail because our Board of Directors is soliciting your proxy to vote at the Annual Meeting and at any adjournment(s) thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the 2009 Annual Meeting, along with a letter and notice to stockholders; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are using the U.S. Securities and Exchange Commission rule that allows companies to provide their proxy materials over the Internet. As a result, our beneficial stockholders are being mailed a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions regarding how to access the proxy materials over the Internet or to request a paper copy can be found in the notice. In addition, the notice contains instructions regarding how stockholders may request receipt of proxy materials electronically by e-mail in future years.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials contains instructions regarding how to:

•	View our proxy materials for the Annual Meeting and vote on the Internet;

•	Request a paper copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

You may view the proxy materials for our Annual Meeting and our 2008 Annual Report on Form 10-K on the Internet and vote your shares at www.proxyvote.com. You will need your 12 digit control number provided in the notice about Internet availability to access this website and to vote.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If you are a stockholder of record and received in the mail a paper copy of our proxy statement for our Annual Meeting, rather than a notice about the Internet availability of proxy materials, you may view a copy of our proxy statement and our 2008 Annual Report on Form 10-K on the Internet at our website, at www.inspirepharm.com, under the Investors link.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials in the notice.

What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one notice or more than one paper copy of the proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one paper copy of the proxy materials. To vote all of your shares by proxy, you must vote over the Internet with respect to each name in which you hold shares, and/or sign and return each proxy card, to ensure that all of your shares are voted.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries.

A number of brokers, banks and nominees with account holders who are Inspire stockholders may be householding our proxy materials. In such circumstances, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by such broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement, annual report, or notice of Internet availability of proxy materials, we will promptly send you additional copies upon written or oral request directed to Jenny Kobin, Vice President of Investor Relations and Corporate Communications, at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703; telephone (919) 941-9777. If you are a beneficial owner, you can request additional copies of the proxy statement, annual report and notice of Internet availability of proxy materials or request a change in your householding status by notifying your broker, bank or nominee.

Who can vote at the Annual Meeting and how do I vote?

Only stockholders of record of our common stock at the close of business on April 8, 2009 will be entitled to vote at the Annual Meeting and at any adjournment(s) thereof. On the record date, there were 56,680,167 shares of our common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2009, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting, or at any adjournment(s) thereof, or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2009, your shares of common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials, including instructions how to vote by proxy, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals will be voted on at the Annual Meeting?

The following proposals are scheduled to be voted on at the Annual Meeting:

•	Elect three directors to serve until the Annual Meeting of Stockholders to be held in 2012 and until their successors have been duly elected and qualified; and

•

Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

Also, the Annual Meeting may involve the consideration of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

What is the Board of Directors’ voting recommendation?

Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” all nominees for election as directors under Proposal No. 1; and

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009 under Proposal No. 2.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

What if I return a proxy card but do not make specific choices?

If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors. If any other matter is properly presented at the meeting (or any adjournment(s) thereof), your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to our Secretary. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a valid proxy card from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What is the quorum requirement?

We must have a quorum to conduct any business at the Annual Meeting. This means that at least a majority of our outstanding shares eligible to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present. In addition, shares of our common stock held by banks or brokers that are voted for at least one matter at the Annual Meeting will be counted as being present for purposes of determining a quorum for all matters, even if the beneficial owner’s discretion has been withheld for voting on some or all other matters, which is commonly referred to as a “broker non-vote.”

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For”, “Against” and “Withhold Authority” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as a vote “Against.” Broker non-votes have no effect and will not be counted towards the vote total for any proposal. With respect to the election of directors, a stockholder may vote “For” or “Withhold Authority.” Votes indicating “Withhold Authority” will be counted as a vote against the nominee. For all other proposals, a stockholder may indicate “For”, “Against” or “Abstain.”

How many votes are needed to approve each proposal?

The election of directors requires a plurality of the votes cast. All other proposals submitted to the stockholders require the affirmative vote of a majority of the shares present in person or by proxy at the meeting.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future annual stockholder meetings in accordance with the procedures set forth below:

To be included in our proxy statement and proxy card for the 2010 Annual Meeting of Stockholders, stockholder proposals must be received by us on or before December 22, 2009. Proposals should be directed to the attention of Joseph M. Spagnardi, General Counsel and Secretary at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

In addition, if a stockholder wishes to present a proposal or a director nomination at our 2010 Annual Meeting of Stockholders which is not intended to be included in the proxy statement for that meeting, we must receive written notice of the stockholder proposal or nomination between February 5, 2010 and March 7, 2010. If we do not receive timely notice of such proposal or nomination, we will retain discretionary authority to vote proxies on such proposal or nomination even if it is not specifically reflected on the proxy card and stockholders have not had an opportunity to vote on the proposal or nomination by proxy. Nominations should be directed in writing and sent by registered or certified mail, return receipt requested to: the Corporate Governance Committee, Attention: Chairperson, c/o Inspire Pharmaceuticals, Inc. – Secretary, 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466. See “Corporate Governance—Meetings and Committees of our Board of Directors” for further information regarding nominees.

How can I communicate with the Board of Directors?

Stockholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to The Board of Directors, Inspire Pharmaceuticals, Inc., at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 or by sending an email to BoardOfDirectors@inspirepharm.com. This information is also set forth on our website at www.inspirepharm.com.

Who bears the costs of soliciting proxies?

We will pay all expenses of soliciting proxies to be voted at our Annual Meeting. After the proxies are initially distributed, we may use the services of our officers and employees to solicit proxies by mail, telephone or in person. Except for the services provided by Computershare Trust Company, N.A., we have not engaged a proxy solicitor and therefore do not expect to incur any additional proxy solicitation fees. After the notices regarding Internet availability of the proxy materials are initially distributed, we will ask brokers, custodians, nominees and other record holders to forward copies of the proxy materials to people for whom they hold shares of our common stock that request a paper copy of the proxy materials. We will reimburse banks and brokers for reasonable expenses they incur in forwarding paper copies of the proxy materials to beneficial holders. We have retained our transfer agent, Computershare Trust Company, N.A., to aid in the solicitation, at an estimated cost of approximately $2,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were, as of March 31, 2009, approximately 50 holders of record and approximately 4,300 beneficial holders of our common stock. The following table sets forth certain information that, unless otherwise noted, is as of March 31, 2009, with respect to holdings of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date, based upon currently available Schedules 13G and other reports filed with the Securities and Exchange Commission; (ii) each of our directors, nominees and named executive officers; and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes below, the address of each person or entity listed in the table below is c/o Inspire Pharmaceuticals, Inc., 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703.

Name	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)
(i) Beneficial Owners:

Warburg Pincus Private Equity IX, L.P. (3)	14,018,600	24.7%

Deerfield Capital, L.P. and related persons (4)	5,541,041	9.8%

Felix J. Baker, Julian C. Baker and related entities (5)	3,460,912	6.1%

Adage Capital Partners, L.P. and related entities (6)	3,400,000	6.0%

Wellington Management Company, LLP (7)	3,322,828	5.9%

Barclays Global Investors and related entities (8)	3,168,033	5.6%

Kingdon Capital Management, LLC (9)	3,000,000	5.3%

(ii) Directors, Nominees and Named Executive Officers:

Kip A. Frey (10)	152,500	*

Alan F. Holmer (11)	26,957	*

Nancy J. Hutson, Ph.D. (12)	78,994	*

Richard S. Kent, M.D. (13)	104,000	*

Kenneth B. Lee, Jr. (14)	165,067	*

Jonathan S. Leff (15)	14,072,350	24.8%

Joseph K. Schachle (16)	216,022	*

Christy L. Shaffer, Ph.D. (17)	934,087	1.6%

Joseph M. Spagnardi (18)	91,500	*

Thomas R. Staab, II (19)	165,487	*

Benjamin R. Yerxa, Ph.D. (20)	324,766	*

(iii) All directors and executive officers as a group (12 persons) (21)	16,480,250	28.1%

*	Less than one percent
(1)	Beneficial ownership includes all options which are exercisable within 60 days of March 31, 2009. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.

(2)	Applicable percentage of beneficial ownership is based on 56,680,167 shares of common stock outstanding on March 31, 2009, unless otherwise noted.
(3)	Based on a Form 4 filed with the Securities and Exchange Commission on November 1, 2007, which reported beneficial ownership as of October 31, 2007, by Warburg Pincus Private Equity IX, L.P. (“Warburg”), Warburg Pincus IX, LLC, a New York limited liability company and the sole general partner of Warburg (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP IX LLC (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company that manages Warburg (“WP LLC”), Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC (“WP”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. Warburg is the direct record owner of the 14,018,600 shares of common stock. Due to their respective relationships with Warburg and each other, each of WP IX LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy may be deemed to beneficially own the shares. Each of WP, WPP LLC, WP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of all shares of the common stock except to the extent of any indirect pecuniary interest therein. The address of Warburg is 466 Lexington Avenue, New York, NY 10017.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009, which reported beneficial ownership as of December 31, 2008, by James E. Flynn, individually, and on behalf of Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, and Deerfield Special Situations Fund International Limited. Deerfield Capital, L.P. is the general partner of Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield International Limited and Deerfield Special Situations Fund International Limited. James E. Flynn is the managing member of the general partner of Deerfield Management Company, L.P. The reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of our common stock: (i) Deerfield Partners, L.P.: 1,314,340; (ii) Deerfield Special Situations Fund, L.P.: 670,800; (iii) Deerfield International Limited: 2,276,701; and (iv) Deerfield Special Situations Fund International Limited: 1,279,200. The address of Deerfield Capital, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.
(5)	Based on a Schedule 13G /A filed with the Securities and Exchange Commission on February 17, 2009, which reported beneficial ownership as of December 31, 2008, by Felix J. Baker and Julian C. Baker on behalf of 667, L.P., Baker Bros. Investments II, L.P., Baker Brothers Life Sciences, L.P., 14159, L.P. and Baker/Tisch Investments, L.P. By virtue of their ownership of entities that have the power to control the investment decisions of these limited partnerships, Felix J. Baker and Julian C. Baker may each be deemed to be beneficial owners of shares owned by such entities and may be deemed to have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of such securities. Based on such Schedule 13G/A, the reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of our common stock: (i) 667, L.P.: 854,843; (ii) Baker Bros. Investments II, L.P.: 3,622; (iii) Baker Brothers Life Sciences, L.P.: 2,504,375; (iv) 14159, L.P.: 80,815; and (v) Baker/Tisch Investments, L.P.: 17,257. The address of Felix J. Baker and Julian C. Baker is 667 Madison Avenue, New York, NY 10065.
(6)

Based on a Schedule 13G filed with the Securities and Exchange Commission on March 5, 2009, which reported beneficial ownership as of February 23, 2009, by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C, Adage Capital Advisors, L.L.C, Robert Atchinson and Phillip Gross. Adage Capital Partners GP, L.L.C. (“ACPGP”), is the general partner of Adage Capital Partners, L.P., (“ACP”) with respect to the shares of common stock directly owned by ACP. Adage Capital Advisors, L.L.C. (“ACA”) is the managing member of ACPGP, and general partner of ACP, with respect to the shares of common stock directly owned by ACP. Robert Atchinson is a managing member of ACA, a managing member of ACPGP, and a general partner of ACP with respect to the shares of common stock directly owned by ACP. Phillip Gross is a managing member of ACA, a managing member of ACPGP, and a general partner of ACP with respect to the shares of common stock directly owned by ACP. ACP has the power to dispose of and the power to vote the shares of common stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of common stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares beneficially owned by ACP. The address of ACP is 200 Clarendon Street, 52nd floor, Boston, MA 02116.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, which reported beneficial ownership as of December 31, 2008, by Wellington Management Company, LLP. Such Schedule 13G discloses that Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 3,322,828 shares of our common stock which are held of record by clients of Wellington Management. The address of Wellington Management is 75 State Street, Boston, MA 02109.
(8)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, which reported beneficial ownership as of December 31, 2008, by Barclays Global Investors, NA (1,224,649 shares) and Barclays Global Fund Advisors (1,923,384 shares). Such Schedule 13G discloses that the shares reported are held by each respective company in trust accounts for the economic benefit of the beneficiaries of those accounts. The address of the Barclay funds is 400 Howard Street, San Francisco, CA 94105.
(9)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, which reported beneficial ownership as of December 31, 2008, by Kingdon Capital Management, LLC and Mark Kingdon. Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power, and beneficially own 3,000,000 shares of our common stock. The address of Kingdon Capital Management is 152 West 57th Street, 50th Floor, New York, NY 10019.

(10)	Includes 2,000 shares of common stock held by Mr. Frey’s children and 150,500 shares of common stock underlying stock options granted to Mr. Frey which will have vested within 60 days after March 31, 2009. Does not include 7,500 shares of common stock underlying stock options granted to Mr. Frey, which will not have vested within 60 days after March 31, 2009.
(11)	Includes 3,000 shares of common stock held by Mr. Holmer and 23,957 shares of common stock underlying stock options granted to Mr. Holmer which will have vested within 60 days after March 31, 2009. Does not include 6,875 shares of common stock underlying stock options granted to Mr. Holmer, which will not have vested within 60 days after March 31, 2009.
(12)	Includes 7,800 shares of common stock held by Dr. Hutson and 71,194 shares of common stock underlying stock options granted to Dr. Hutson which will have vested within 60 days after March 31, 2009. Does not include 7,917 shares of common stock underlying stock options granted to Dr. Hutson, which will not have vested within 60 days after March 31, 2009.
(13)	Includes 104,000 shares of common stock underlying stock options granted to Dr. Kent which will have vested within 60 days after March 31, 2009. Does not include 7,500 shares of common stock underlying stock options granted to Dr. Kent, which will not have vested within 60 days after March 31, 2009.
(14)	Includes 2,400 shares of common stock held by Mr. Lee and 162,667 shares of common stock underlying stock options granted to Mr. Lee which will have vested within 60 days after March 31, 2009. Does not include 10,000 shares of common stock underlying stock options granted to Mr. Lee, which will not have vested within 60 days after March 31, 2009.
(15)	Includes 53,750 shares of common stock underlying stock options granted to Mr. Leff which will have vested within 60 days after March 31, 2009 and 14,018,600 shares of common stock beneficially owned by Warburg. Does not include 26,250 shares of common stock underlying stock options granted to Mr. Leff, which will not have vested within 60 days after March 31, 2009. Mr. Leff is a general partner of Warburg Pincus & Co., and a managing director and member of WP LLC. As such, Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) in an indeterminate portion of the shares reported as beneficially owned by Warburg. Mr. Leff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. See footnote 3 above.

(16)	Includes 150 shares of common stock held by Mr. Schachle. Also includes 207,872 shares of common stock underlying stock options and 8,000 shares of common stock underlying restricted stock units granted to Mr. Schachle which will have vested within 60 days after March 31, 2009. Does not include 97,128 shares of common stock underlying stock options and 12,000 shares of common stock underlying restricted stock units granted to Mr. Schachle, which will not have vested within 60 days after March 31, 2009.
(17)	Includes 321,497 shares of common stock held by Dr. Shaffer and 800 shares of common stock held by Dr. Shaffer’s children. Also includes 591,790 shares of common stock underlying stock options and 20,000 shares of common stock underlying restricted stock units granted to Dr. Shaffer which will have vested within 60 days after March 31, 2009. Does not include 221,995 shares of common stock underlying stock options and 30,000 shares of common stock underlying restricted stock units granted to Dr. Shaffer, which will not have vested within 60 days after March 31, 2009.
(18)	Includes 83,500 shares of common stock underlying stock options and 8,000 shares of common stock underlying restricted stock units granted to Mr. Spagnardi which will have vested within 60 days after March 31, 2009. Does not include 78,000 shares of common stock underlying stock options and 12,000 shares of common stock underlying restricted stock units granted to Mr. Spagnardi, which will not have vested within 60 days after March 31, 2009.
(19)	Includes 2,000 shares of common stock held by Mr. Staab. Also includes 155,487 shares of common stock underlying stock options and 8,000 shares of common stock underlying restricted stock units granted to Mr. Staab which will have vested within 60 days after March 31, 2009. Does not include 87,063 shares of common stock underlying stock options and 12,000 shares of common stock underlying restricted stock units granted to Mr. Staab, which will not have vested within 60 days after March 31, 2009.
(20)	Includes 60,382 shares of common stock held by Dr. Yerxa. Also includes 256,384 shares of common stock underlying stock options and 8,000 shares of common stock underlying restricted stock units granted to Dr. Yerxa which will have vested within 60 days after March 31, 2009. Does not include 97,780 shares of common stock underlying stock options and 12,000 shares of common stock underlying restricted stock units granted to Dr. Yerxa, which will not have vested within 60 days after March 31, 2009.
(21)	Includes an aggregate of 2,001,621 shares of common stock underlying stock options and 60,000 shares of common stock underlying restricted stock units granted to all of the directors and executive officers as a group which will have vested within 60 days after March 31, 2009. Does not include an aggregate of 730,238 shares of common stock underlying stock options and 90,000 shares of common stock underlying restricted stock units, which will not have vested within 60 days after March 31, 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, our Board of Directors is divided into three classes: Class A, Class B and Class C, with each class consisting, as nearly as possible, of an equal number of directors. There are currently seven members of our Board of Directors. At the Annual Meeting, the three Class C Directors are to be duly elected to hold office until the Annual Meeting of Stockholders to be held in 2012 and until their successors shall have been elected and qualified, or until such director’s earlier death, resignation, or removal. The nominees for election to our Board of Directors are Alan F. Holmer, Nancy J. Hutson and Jonathan S. Leff.

The following tables set forth information regarding: (i) the current Class C Directors who have been nominated for election to our Board of Directors at the Annual Meeting; and (ii) the Class A and Class B Directors whose terms of office do not expire as of, and who will continue to serve after, the date of the Annual Meeting:

Class C Director Nominees Subject to Election at the Annual Meeting

Class C Director Nominees for Terms Ending in 2009	Present Position, Age and Recent Business Experience
Alan F. Holmer	Alan F. Holmer, age 59, has served as a director since February 2009 and as a member of our Corporate Governance Committee and Audit Committee since March 2009. Mr. Holmer previously served for two years on Inspire’s Board and as a member of the Corporate Governance Committee and the Compensation Committee, resigning in February 2007 to accept an appointment in the U.S. Treasury Department. Mr. Holmer recently completed service as Special Envoy for China and the Strategic Economic Dialogue, a position to which he was appointed by Secretary of the Treasury, Henry M. Paulson, Jr. He previously served as President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America (PhRMA), where for nearly ten years he led the organization that represents the interests of leading pharmaceutical and biotechnology companies. In addition to his pharmaceutical industry experience, Mr. Holmer has significant expertise in handling legal, international trade and governmental issues, having held various positions within the Office of the U.S. Trade Representative, the Commerce Department and the White House, including serving as Deputy U.S. Trade Representative with rank of Ambassador. Mr. Holmer also served as a partner at the international law firm, Sidley & Austin (now Sidley Austin LLP), and as an associate at Steptoe & Johnson LLP. Mr. Holmer has been involved in many community service organizations, included currently serving as the Chairman of the Board of the Metropolitan Washington, D.C. Chapter of the Cystic Fibrosis Foundation and the Chair of the chapter’s Volunteer Leadership Initiative. He also served as Co-Chairman of the President’s Advisory Council on HIV/AIDS. Mr. Holmer received an A.B. degree from Princeton University and a J.D. from Georgetown University Law Center.

Class C Director Nominees for Terms Ending in 2009	Present Position, Age and Recent Business Experience
Nancy J. Hutson, Ph.D.	Nancy J. Hutson, Ph.D., age 59, has served as a director and as a member of our Compensation Committee since October 2006. She has also served as the Chairperson of our Development Committee since March 2009. She previously served as a member of our Audit Committee from June 2008 until March 2009. Dr. Hutson retired from Pfizer Inc. in 2006, where she spent 25 years in various research and leadership positions, most recently serving as Senior Vice President, Global Research and Development and Director of Pfizer’s largest pharmaceutical R&D site, known as Groton New London Laboratories. In January 2006, she was awarded a Women of Innovation award by the Connecticut Technology Council for research innovation and leadership for her work at Pfizer’s Groton New London Laboratories, where she led 4,500 scientists and managed a budget in excess of $1 billion. While at Pfizer, Dr. Hutson was an active member of numerous committees, serving as Chair of the Groton New London Laboratories Leadership Team and the Exploratory Development Strategy Team, and as a member of the Worldwide Development Operations Group, Senior Leadership Team and the Pharmaceuticals Steering Committee, among others. She was also a sponsor of the Network of Executive Women where she served as a mentor for senior women at Pfizer Global Research & Development. Dr. Hutson has served on various community boards, including the African Medical and Research Foundation, the University of Connecticut Health Science Center, and the Connecticut Business & Industry Association. She has authored or co-authored more than 45 academic research papers and abstracts. Dr. Hutson received her B.A. in General Biology from Illinois Wesleyan University and her Ph.D. in Physiology and Biochemistry from Vanderbilt University. She completed a post-doctoral fellowship at the Diabetes and Endocrinology Center at Vanderbilt and a postdoctoral fellowship in the Department of Clinical Biochemistry at the University of Oxford. She is a director of Cubist Pharmaceuticals, Inc. and Endo Pharmaceuticals Inc.

Jonathan S. Leff	Jonathan S. Leff, age 40, has served as a director and as a member of our Corporate Governance Committee since July 2007. Since January 2000, he has served as a General Partner of Warburg, Pincus & Company, which is the managing partner of Warburg Pincus LLC, and as a Member and Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and prior to that, he served as an Associate from July 1996 to December 1998. He is responsible for the firm’s investment activities in biotechnology, pharmaceuticals and related industries. He received an A.B. in Government from Harvard College and an M.B.A. from the Stanford University Graduate School of Business. Prior to joining Warburg Pincus, he was a consultant at Oliver, Wyman & Co. He is a director of Allos Therapeutics, Inc., InterMune, Inc., ZymoGenetics, Inc. and several privately-held companies.

Class A and Class B Directors Not Subject to Election at the Annual Meeting:

Class A Directors for Terms Ending in 2010	Present Position, Age and Recent Business Experience
Richard S. Kent, M.D.	Richard S. Kent, M.D., age 59, has served as a director and a member of our Compensation Committee since June 2004. He has also served as the Chairman of our Compensation Committee since September 2004 and as a member of our Development Committee since March 2009. He previously served as a member of our Corporate Governance Committee from June 2004 through March 2009. Dr. Kent is currently a Venture Partner with Intersouth Partners, an early-stage venture capital firm based in the southeast. From 2002 until April 2008, Dr. Kent served as the President and Chief Executive Officer of Serenex, Inc. until its sale to Pfizer, and served as President and Chief Executive Officer of Ardent Pharmaceuticals, Inc. from 2001 until joining Serenex. In total, Dr. Kent has more than 20 years of global pharmaceutical experience, including serving as Senior Vice President, Global Medical Affairs, and Chief Medical Officer of GlaxoSmithKline. Prior to GlaxoSmithKline, Dr. Kent held senior positions at Glaxo Wellcome Inc. and Burroughs Wellcome Co. At Glaxo Wellcome, he was Vice President, U.S. Medical Affairs and Group Medical Director, from 1998 through 2001, in addition to serving on the board of directors of Glaxo Wellcome and other senior level operating committees responsible for directing the development and commercialization of the company’s products. Prior to such time, at Burroughs Wellcome, he was International Director of Medical Research. Dr. Kent has supervised dozens of Investigational New Drug Applications and over 20 successful New Drug Applications (and equivalent submissions in Europe and the rest of the world) in a wide range of therapeutic areas including CNS, Antivirals, HIV, Respiratory, Gastrointestinal, Anesthesia/Critical Care, Cardiovascular, and Oncology. Dr. Kent received his undergraduate degree from the University of California, Berkeley and his medical degree from the University of California, San Diego. He completed his medical training at Harvard (Peter Bent Brigham Hospital), Stanford University Medical Center and Duke University Medical Center, and was a member of Duke University’s medical faculty. He is board certified in both internal medicine and cardiology.

Christy L. Shaffer, Ph.D.	Christy L. Shaffer, Ph.D., age 51, has served as our Chief Executive Officer and as a director since January 1999, as our President since June 2005, and as a member of our Development Committee since March 2009. Dr. Shaffer joined us in 1995 as the first full-time employee and held several senior positions prior to being appointed our Chief Executive Officer. Dr. Shaffer has over 20 years of experience in drug development within the pharmaceutical industry. She previously served in a variety of positions in the clinical research division of Burroughs Wellcome Co. including International Project Leader for cardiopulmonary programs. She served as the Associate Director of pulmonary research in the department of pulmonary/critical care medicine at Burroughs Wellcome immediately prior to joining Inspire. Dr. Shaffer coordinated several IND submissions and one NDA submission at Burroughs Wellcome. Dr. Shaffer received a Ph.D. in pharmacology from the University of Tennessee and completed two years of postdoctoral training in cardiovascular research in the Biochemistry Department at the Chicago Medical School before her one-year postdoctoral appointment at the University of North Carolina at Chapel Hill.

Class B Directors for Terms Ending in 2011	Present Position, Age and Recent Business Experience
Kip A. Frey	Kip A. Frey, age 50, has served as a director and as a member of our Audit Committee since June 2002, and as the Chairman of our Corporate Governance Committee since September 2002. Since 2001, he has been a Partner with Intersouth Partners, an early-stage venture capital firm based in the southeast. Mr. Frey is also currently an adjunct professor at Duke University, where he has taught since 1998. He served as 2001-2002 Chairman of the Council for Entrepreneurial Development in Research Triangle Park, N.C. Mr. Frey was the Vice President and General Manager of Dynamic Commerce Applications for Siebel Systems from 2000 until 2001. Between 1998 and 2000, he served as the President and Chief Executive Officer of OpenSite Technologies, Inc., a software company acquired by Siebel Systems in May 2000. Mr. Frey has been the leader and architect of three of Research Triangle Park’s most notable entrepreneurial ventures, Ventana Communications Group, Accipiter, Inc. and OpenSite Technologies, Inc. He is a member of the board of directors of the Triangle Community Foundation, Durham Academy and several local civic and charitable organizations. In 1999, Digital South Magazine named him the Southeast’s top CEO. Mr. Frey is a Phi Beta Kappa graduate of the University of Southern California Film School and of Duke Law School.

Kenneth B. Lee, Jr.	Kenneth B. Lee, Jr., age 61, has served as a director since September 2003 and as Chairman of the Board since February 2005. He has also served as a member of our Compensation Committee and Chairman of our Audit Committee since 2003, and serves as our Audit Committee Financial Expert. He previously served as a member of the Corporate Governance Committee from February 2005 to June 2005 and as our Vice-Chairman of the Board from March 2004 to January 2005. Mr. Lee has over 35 years of experience with technology-based companies. Mr. Lee is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. Prior to that, he served as President of A.M. Pappas & Associates, LLC, a venture capital concern. He is a former Ernst & Young Partner, where he was employed for 29 years, and was instrumental in the founding and successful development of the Ernst & Young life science practice in the San Francisco Bay Area. During his tenure with Ernst & Young, he co-founded the National Conference on Biotechnology Ventures, the International Strategic Partnering Conference and the Palo Alto Center for Strategic Transactions. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill. He is a director of CV Therapeutics, Inc., OSI Pharmaceuticals, Inc. and POZEN Inc.

The Corporate Governance Committee of our Board of Directors has nominated, and our Board of Directors has ratified, the nomination of Alan F. Holmer, Nancy J. Hutson and Jonathan S. Leff for election at the Annual Meeting as Class C Directors, whose terms will expire at the Annual Meeting of Stockholders in 2012, if elected at the Annual Meeting.

If the enclosed proxy is properly executed and received, or if you vote electronically, in time for the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as Class C Directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by our Board of Directors to replace such nominee or, in lieu thereof, our Board of Directors may reduce the number of directors. Our Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The nominees have consented to being named in this proxy statement and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees set forth herein.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE

Independence of Directors

Six of the seven members of our Board of Directors (the entire Board of Directors, with the exception of Dr. Shaffer, our President and Chief Executive Officer) are “independent”, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market LLC, or Nasdaq, as affirmatively determined by our Board of Directors.

Meetings and Committees of our Board of Directors

During the year ended December 31, 2008, there were 14 meetings of our Board of Directors. Each incumbent director attended at least 75% of the meetings of our Board of Directors and any committee or committees on which he or she served, during the period of time that such director served on such committee or committees. It is our policy that all nominees or directors standing for election at an annual meeting of stockholders attend such annual meeting. All of the nominees and all of our directors attended our 2008 Annual Meeting of Stockholders. Our Board of Directors has established an Audit Committee, a Corporate Governance Committee, a Compensation Committee, and a Development Committee.

The Audit Committee currently consists of Mr. Lee, as chairperson, Mr. Frey and Mr. Holmer. During 2008, William Ringo, a prior director, served on the Audit Committee until his resignation from the Board of Directors in June 2008. Dr. Hutson served on the Audit Committee from June 2008 until March 2009, at which time Mr. Holmer joined the Audit Committee. Messrs. Lee, Frey, Ringo and Holmer and Dr. Hutson, are “independent”, as defined in Nasdaq Rules 4200(a)(15) and 4350(d)(2)(A) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as affirmatively determined by our Board of Directors. Our Board of Directors has also determined that Mr. Lee is an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. Pursuant to guidelines established by a written charter adopted by our Board of Directors, a copy of which is located on our website at www.inspirepharm.com, our Audit Committee assists our Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared, that there is consistent application of generally accepted accounting principles, and that there is compliance with management’s policies and procedures. In performing these functions, our Audit Committee meets periodically with the independent registered public accounting firm (including meeting in an executive session without management present) and management to review their work and confirm that they are properly discharging their respective responsibilities. Our Audit Committee met 6 times during 2008. The Audit Committee Report is included below.

Our Corporate Governance Committee currently consists of Mr. Frey, as chairperson, Mr. Holmer and Mr. Leff, each of whom is “independent”, as defined in Nasdaq Rule 4200(a)(15), as affirmatively determined by our Board of Directors. Dr. Kent served on the Corporate Governance Committee during 2008, but resigned in March 2009 upon Mr. Holmer’s appointment to the committee. Our Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, reviews the qualifications of candidates and selects the director nominees for each annual meeting of stockholders. Our Corporate Governance Committee also develops and recommends corporate governance principles to our Board of Directors, plans for and assists in the transitioning of directors on to and off of our Board of Directors, provides a review function for directors, helps prepare for management succession, and leads our Board of Directors in complying with its corporate governance principles. A copy of the Corporate Governance Committee Charter is located on our website at www.inspirepharm.com. Our Corporate Governance Committee met 4 times during 2008.

The Corporate Governance Committee will consider director candidates recommended by our stockholders. In order to be considered by the Corporate Governance Committee, a stockholder must submit, in writing, information regarding such stockholder and the recommended candidate to the Corporate Governance Committee, Attention: Chairperson, c/o Inspire Pharmaceuticals, Inc.—Secretary, 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703. The information must be sent by registered mail or certified mail, return receipt requested, and should include at least the following information: the name, age, business address and residence address of the recommended candidate; the principal occupation or employment of such person; a description of any and all arrangements or understandings between the stockholder and proposed candidate; and any other information about the recommended candidate required to be disclosed in a proxy statement. The recommending stockholder should also include complete contact information with regard to him or herself, indicate the number of shares of our common stock owned by such stockholder and by the recommended candidate, and indicate whether the person recommended as a candidate consents to being named in the proxy statement as a nominee for director.

The following criteria have been identified by our Corporate Governance Committee, and adopted by our Board of Directors, to guide our Corporate Governance Committee in selecting board nominees:

1. Directors should have high ethical character, and personal and professional reputations that complement and enhance the image and standing of Inspire;

2. The Corporate Governance Committee should generally seek current and/or former executive officers and/or directors of companies and leaders of major organizations, including scientific, government, educational and other non-profit institutions;

3. The Corporate Governance Committee should seek directors who are recognized as leaders in the fields of pharmaceuticals and biotechnology, particularly those areas of research, development and commercialization undertaken by Inspire, including those who have received awards and honors in their field;

4. Directors should have varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management;

5. Directors should generally not serve on the board of directors of more than six publicly traded companies and should have sufficient time to devote to Inspire;

6. Directors should understand the duties required of directors to our stockholders;

7. At least two-thirds of the directors on our Board of Directors should be “independent” as defined by Nasdaq and should not have any real or apparent conflicts of interest in serving as a director; and

8. Each director should have the ability to exercise sound, independent business judgment.

The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Corporate Governance Committee evaluates director nominees based on whether the nominee is recommended by a stockholder. Candidates may come to the attention of the Corporate Governance Committee via the recommendation of current directors, stockholders or other persons. Mr. Holmer was recommended for election to our Board of Directors by a non-management director. Candidates are evaluated at meetings of the Corporate Governance Committee and, subject to the timing details included above for consideration at our 2010 Annual Meeting, may be considered at any point during the year.

Our Compensation Committee currently consists of Dr. Kent, as chairperson, Dr. Hutson and Mr. Lee, each of whom is “independent”, as defined in Nasdaq Rule 4200(a)(15), as affirmatively determined by our Board of Directors. Our Compensation Committee considers compensation of our executive officers and directors and considers, reviews and approves issues and matters concerning the compensation of directors and employees and the objectives and policies instituted by our Board of Directors. For information about the role of executive officers in determining or recommending the amount or form of executive compensation and the role of the Compensation Committee’s independent consultant in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. A copy of the Compensation Committee Charter is posted on our website at www.inspirepharm.com. Our Compensation Committee met 7 times in 2008. The Compensation Committee Report is included below.

In March 2009, our Board of Directors created a Development Committee. The initial members of our Development Committee consist of Dr. Hutson, as chairperson, Dr. Kent and Dr. Shaffer. Our Development Committee is responsible for reviewing and evaluating our plans, policies and programs relating to development, regulatory matters, manufacturing and supply of each of our clinical product candidates.

Code of Conduct and Business Ethics

We have adopted a Code of Conduct and Business Ethics that applies to all of our officers, directors and employees. The Code of Conduct and Business Ethics is available on our website at www.inspirepharm.com. If we make any substantive amendments to the Code of Conduct and Business Ethics or grant any waiver from a provision of the Code of Conduct and Business Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

Involvement in Certain Legal Proceedings

On September 30, 2008, the Securities and Exchange Commission approved a non-monetary settlement of an investigation by the SEC staff relating to Inspire’s disclosures regarding a Phase 3 clinical trial of our dry eye product candidate, Prolacria. Under the settlement, Inspire and Dr. Shaffer each consented to a Securities and Exchange Commission Order Instituting Cease and Desist Proceedings, Making Findings, and Imposing a Cease and Desist Order Pursuant to Section 21C of the Securities Exchange Act of 1934 dated September 30, 2008, or the Order. In particular, Inspire and Dr. Shaffer consented to a cease and desist order against future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder. Neither Inspire nor Dr. Shaffer admitted or denied any findings in the Order. The Order did not include any monetary payments or other sanctions. The Order does not affect the current or future employment, or director or officer status, of Dr. Shaffer.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission, for inclusion in this proxy statement.

The Audit Committee of the Board of Directors reviews the results and scope of the annual audit and the services provided by PricewaterhouseCoopers LLP, Inspire’s independent registered public accounting firm and performs such additional functions as are set forth in a written charter adopted by the Board of Directors, a copy of which is located on our website at www.inspirepharm.com. The Audit Committee presently consists of Mr. Lee, as chairperson, Mr. Frey, and Mr. Holmer. Mr. Holmer joined the Audit Committee in March 2009 and did not participate in the activities described below. Dr. Hutson, a member of the Company’s Board of Directors, served on the Audit Committee from June 2008 until March 2009. As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with Inspire’s management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2008;

•	Reviewed and discussed with Inspire’s management the results of the internal audit plan for the year ended December 31, 2008;

•

Reviewed and discussed with Inspire’s management and PricewaterhouseCoopers LLP the evaluation of Inspire’s design and functioning of its internal controls over financial reporting, including the required Section 404 testing undertaken by Inspire’s management and PricewaterhouseCoopers LLP with respect to Inspire’s internal controls over financial reporting;

•	Held separate executive sessions with PricewaterhouseCoopers LLP;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

Received a letter from PricewaterhouseCoopers LLP concerning applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee also recommends that Inspire’s stockholders ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

Respectfully submitted,

Audit Committee

Kenneth B. Lee, Jr.

Kip A. Frey

Nancy J. Hutson, Ph.D.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis (found below in this Proxy Statement) with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

Compensation Committee

Richard S. Kent, M.D.

Nancy J. Hutson, Ph.D.

Kenneth B. Lee, Jr.

DIRECTOR COMPENSATION

The following table sets forth a summary of our non-employee directors’ compensation for fiscal 2008. Dr. Shaffer did not receive any additional compensation for her service as a director of Inspire.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Kip A. Frey	$60,000	—	$115,913	—	—	—	$175,913
Alan F. Holmer	—	—	—	—	—	—	—
Nancy J. Hutson, Ph.D.	45,385	—	124,974	—	—	—	170,359
Richard S. Kent, M.D.	60,000	—	104,597	—	—	—	164,597
Kenneth B. Lee, Jr.	90,000	—	150,779	—	—	—	240,779
Jonathan S. Leff	40,000	—	125,115	—	—	—	165,115

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for awards pursuant to our Amended and Restated 2005 Equity Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.
(2)	The aggregate numbers of shares subject to option awards outstanding as of December 31, 2008 were as follows: 158,000 for Kip A. Frey; 23,332 for Alan F. Holmer; 79,111 for Nancy J. Hutson; 111,500 for Richard S. Kent; 172,667 for Kenneth B. Lee, Jr.; and 80,000 for Jonathan S. Leff.

Overview of Compensation of Directors and Related Matters

Amended and Restated Director Compensation Policy

The material components of our Amended and Restated Director Compensation Policy as in effect during 2008 are described below:

A. Cash Compensation. Each non-employee director receives cash compensation as follows:

1. Each director receives $30,000 annually to cover general availability and participation in meetings and conference calls of our Board of Directors;

2. Each Audit Committee member receives $10,000 annually to cover general availability and participation in Audit Committee conference calls and meetings;

3. Each Corporate Governance Committee member receives $10,000 annually to cover general availability and participation in Corporate Governance Committee conference calls and meetings;

4. Each Compensation Committee member receives $10,000 annually to cover general availability and participation in Compensation Committee conference calls and meetings;

5. The Chairman of the Board receives an additional $30,000 annually. The Chairman of each committee identified above receives an additional $10,000 annually; and

6. Each director receives $3,500 per day, plus reasonable out-of-pocket travel expenses, to cover preparation for, attendance at and participation in the meetings, seminars and other events comprising any “Science Day,” including any follow-up discussions relating to the issues discussed at a Science Day. Such compensation is paid only to those directors that attend a Science Day. The events constituting a Science Day may take place over a period of time covering up to 48 hours. No Science Day was held during 2008.

B. Stock Option Grants.

1. A stock option grant in the amount of 50,000 shares is granted to each non-employee director upon initial election to our Board of Directors, which stock option vests over three years commencing on the date of grant as follows: 20,000 shares in year one (1/4th of such 20,000 shares per quarter), 15,000 shares in year two (1/4th of such 15,000 shares per quarter) and 15,000 shares in year three (1/4th of such 15,000 shares per quarter); provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting;

2. A stock option grant in the amount of 30,000 shares is granted to each non-employee director at the time of each annual meeting of our Board of Directors, which stock option vests over the one-year period commencing on the date of grant (1/4th of such 30,000 shares per quarter); provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as director, unless our Board of Directors determines that the circumstances warrant continuation of vesting; and

3. A stock option grant in the amount of 10,000 shares is granted to the Chairman of the Board at the time of each annual meeting of our Board of Directors, which stock option grant vests over the one-year period commencing on the date of grant (1/4th of such 10,000 shares per quarter); provided, however, that all vesting ceases if such person resigns from the position of Chairman of the Board, unless our Board of Directors determines that the circumstances warrant continuation of vesting.

C. Vacancies. In the event that a director is appointed to fill a vacancy on our Board of Directors, any committee of our Board of Directors, or the Chairman of the Board, our Board of Directors determines the amount of cash compensation and stock option grants appropriate to provide such director with comparable compensation for the period such director will so serve for the remainder of the term.

D. Payment/Grant Procedure. All cash compensation payments made pursuant to the policy are paid quarterly in arrears as soon as practicable, but not later than 10 days, after the last day of such quarter.

Stock options awarded pursuant to the policy (except in certain circumstances, such as filling vacancies) are granted on the date of the annual meeting of our Board of Directors, and the exercise price for each share available under each option is equal to the fair market value of our common stock on the date of grant. All stock options awarded upon initial election to our Board of Directors and to fill a vacancy are granted on the date of such appointment, and the exercise price for each share available under such option is equal to the fair market value of our common stock, on the date of such grant.

E. Effective Date. All cash compensation provisions of the policy and any interim stock option grant provisions were effective as of April 1, 2007. The stock option grant provisions relating to annual grants were effective as of our 2007 Annual Meeting of Stockholders held on June 8, 2007.

F. Change of Control. All options granted under the policy shall vest immediately if (i) there is a change of control and (ii) the optionee will cease to serve as a member of our Board of Directors as a result of such change of control. For purposes of the policy, change of control shall have the same meaning as described below under the caption “Potential Payments upon Termination or Change in Control” with respect to our executive officers.

In addition to compensation under the policy, all directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings and, if applicable, for one or two conferences or seminars per calendar year which relate to their performance on our Board of Directors.

In accordance with our policy, at the time of our Annual Meeting on June 10, 2008, we granted options to purchase (a) 30,000 shares of our common stock to each director; and (b) 10,000 shares of our common stock to the Chairman of the Board. The June 2008 options have an exercise price of $5.00 per share.

2009 Amendment

Effective March 1, 2009, our director compensation policy was amended by our Board of Directors to provide that each non-employee member of our new Development Committee will receive $10,000 annually to cover general availability and participation in Development Committee conference calls and meetings, which is consistent with cash compensation for all of the other standing committees of the Board of Directors. In accordance with the existing terms of the director compensation policy, the Chairperson of the Development Committee will receive an additional $10,000 annually.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The name, age and position of each person who is currently serving as an executive officer and who is not currently a director, is listed below, followed by a summary of their background and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

Name	Present Position, Age and Recent Business Experience
R. Kim Brazzell, Ph.D.	R. Kim Brazzell, Ph.D., age 56, has served as our Executive Vice President and Head, Ophthalmology Business since January 2009. Prior to that he held the position of Senior Vice President of Ophthalmic Research and Development (R&D) from August 2004 until December 2008. In his current capacity, Dr. Brazzell oversees the development and implementation of Commercial, R&D, Business Development, and Legal strategies as they relate to Ophthalmology, to ensure optimal management and growth of this important part of our business. He also serves an important external role in further developing Inspire’s presence and depth in ophthalmology. Dr. Brazzell has 20 years of experience in the ophthalmic pharmaceutical industry. Prior to joining Inspire, he served as Global Head of Clinical R&D and Senior Vice President, U.S. R&D, of Novartis Ophthalmics from 2000 until 2004. He has extensive experience in the discovery and development of multiple successful ophthalmic products including Visudyne®, Zaditor®, Rescula® and Betoptic S®. In addition to managing the global clinical R&D group for Novartis Ophthalmics, Dr. Brazzell built and managed the U.S.-based R&D group for Ciba Vision Ophthalmics in Duluth, Georgia, while serving as their Vice-President, R&D, and served as Associate Director, R&D, at Alcon Laboratories, Inc. in Fort Worth, Texas. Dr. Brazzell also has expertise in pharmacokinetics and biopharmaceutics and held positions directing groups in these areas at Alcon Laboratories, Inc. and F. Hoffmann-La Roche Ltd., where he managed activities across several therapeutic areas including cardiovascular, pulmonary and ophthalmology. Dr. Brazzell received a B.S. in Pharmacy and Ph.D. in Pharmaceutical Sciences from the University of Kentucky.

Name	Present Position, Age and Recent Business Experience
Joseph K. Schachle	Joseph K. Schachle, age 44, has served as our Executive Vice President and Chief, Commercial and Corporate Operations since August 2007. He previously served as our Executive Vice President and Chief, Commercial Operations from February 2007 until August 2007. Prior to that, he served as Senior Vice President, Marketing and Sales from January 2004 until February 2007 and as Vice President, Marketing and Sales from January 2003 until January 2004. In his current capacity, he is responsible for establishing a marketing and sales infrastructure in North America to commercialize AzaSite®, to promote Elestat® and to commercialize potential products from our pipeline. Mr. Schachle has over 19 years experience in pharmaceutical marketing and sales, and has had responsibility for the successful launch of major new products including the marketing of GlaxoSmithKline’s Advair®. His experience includes marketing and sales positions of significant responsibility at The Upjohn Company, GlaxoSmithKline, Inspire and MedImmune, Inc. Prior to joining Inspire, he most recently served as Director of Marketing for infectious disease products at MedImmune from April 2002 until January 2003, where he was responsible for strategic brand management and promotion of Synagis® and Cytogam®. From June 1998 until April 2001, Mr. Schachle was Director, Marketing for GlaxoSmithKline. Mr. Schachle originally joined Inspire in April 2001 as Vice President, Marketing and Sales. Mr. Schachle holds a B.B.A. in Marketing from James Madison University and an M.B.A. from Old Dominion University.

Joseph M. Spagnardi	Joseph M. Spagnardi, age 45, has served as our Senior Vice President, General Counsel and Secretary since March 2006. In his current role, he oversees the legal and intellectual property departments. He previously served as our Vice President and Deputy General Counsel from May 2005 to March 2006. Prior to joining Inspire, Mr. Spagnardi spent over ten years at GlaxoSmithKline (and its predecessor GlaxoWellcome), most recently as Assistant General Counsel for R&D Business Development Transactions, where he structured and negotiated strategic transactions relating to the development and commercialization of pharmaceutical products, development compounds and novel research technologies. Mr. Spagnardi began his career at the law firm of Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP), where his practice focused on multi-national transactions in the M&A and Securities area. Mr. Spagnardi received a J.D. with Honors from the University of North Carolina School of Law and a B.S. in Business Administration cum laude from the University of Delaware.

Name	Present Position, Age and Recent Business Experience
Thomas R. Staab, II	Thomas R. Staab, age 41, has served as our Chief Financial Officer and Treasurer since May 2003. He is responsible for leading the finance, information technology, investor relations, strategic planning/business development and facilities departments. Prior to Inspire, he held senior financial positions with Triangle Pharmaceuticals, Inc., a biotechnology company listed on the NASDAQ national exchange prior to its acquisition by Gilead Sciences, Inc. in 2003. These positions included Vice President and Treasurer and Acting Chief Financial Officer. His experience includes equity financing, strategic alliances, mergers and acquisitions, drug commercialization, SEC reporting, treasury management and investor relations. Before joining Triangle, Mr. Staab spent eight years working for PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper and communications industries. He currently serves on the Board of the North Carolina Biosciences Organization and is a member of its Audit Committee. Mr. Staab is also a Board Member and Audit Committee Chairman for the Triangle Community Foundation. Mr. Staab is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina at Chapel Hill.

Benjamin R. Yerxa, Ph.D.	Benjamin R. Yerxa, Ph.D., age 43, has served as our Executive Vice President and Chief, Research and Development since September 2008. He previously served as our Chief Scientific Officer and Executive Vice President, Strategic Operations from February 2007 to September 2008. Prior to that, he served as our Chief, Scientific Operations and Alliances from December 2005 until February 2007. Before that, he held the position of Senior Vice President, Discovery from March 2003 until December 2005. Dr. Yerxa joined Inspire in August 1995 and has held several additional positions, including Vice President of Discovery and Senior Director of Preclinical Programs. Dr. Yerxa created a novel strategic opportunity for Inspire by developing the concept of ophthalmic uses for Inspire’s core P2Y2 technology. As a Senior Research Chemist his work focused on designing and synthesizing novel P2Y receptor agonists, such as diquafosol. While in chemistry, he was the preclinical project leader for diquafosol. In 2004, Dr. Yerxa received the Southeastern Region American Chemical Society (ACS) Industrial Innovation Award for discoveries related to his work with P2Y2 receptors. Dr. Yerxa received the Triangle Business Journal’s “40 under 40” award, recognizing his contributions in business and leadership. He was also a finalist for Ernst & Young’s Entrepreneur of the Year in NC 2003. Prior to joining Inspire, Dr. Yerxa was a Research Scientist at Burroughs Wellcome Co. Dr. Yerxa also worked at Biophysica, Inc. where he synthesized radiocontrast agents. He developed scale-up procedures for the industrial production of Oxilan, a marketed imaging product. Dr. Yerxa received a B.A. in Chemistry from the University of California, San Diego, and a Ph.D. in Organic Chemistry from the University of California, Irvine.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to describe the material elements of compensation provided to our named executive officers for the fiscal year ended December 31, 2008. Our named executive officers were Christy L. Shaffer, President and Chief Executive Officer; Thomas R. Staab, II, Chief Financial Officer and Treasurer; Benjamin R. Yerxa, Executive Vice President and Chief, Research and Development; Joseph K. Schachle, Executive Vice President and Chief, Commercial and Corporate Operations; and Joseph M. Spagnardi, Senior Vice President, General Counsel and Secretary. These persons constitute our principal executive officer, our principal financial officer and the three other most highly compensated persons who were serving as executive officers at the end of 2008.

Our Compensation Committee is responsible for establishing, implementing and monitoring compensation for our executive officers. During 2008, our Compensation Committee consisted of Dr. Kent, Mr. Lee and Dr. Hutson. Dr. Kent served as Chairman of the Compensation Committee. In undertaking these responsibilities, our Compensation Committee is aided by various persons, including members of our management and representatives of Frederic W. Cook and Co., or FW Cook, an independent executive compensation consulting firm retained by our Compensation Committee. This Compensation Discussion and Analysis has been prepared by our senior management, with input from others, including our Compensation Committee and representatives of FW Cook.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain key management talent that is required to maximize stockholder value, on both a short-term and long-term basis. We believe that compensation for management should be aligned to compete in the marketplace and to account for our corporate performance. Therefore, in addition to providing competitive annual base salaries, we believe that a significant portion of total compensation should come from performance-based annual cash bonuses and long-term equity awards. Annual cash bonuses for our executive officers are based largely on corporate performance, with a smaller percentage of the bonuses based on individual performance. We believe that the combination of competitive annual base salaries, annual performance-based cash bonuses and long-term equity awards effectively aligns management motivation and compensation with corporate performance and with stockholder interests.

Implementation of Objectives

Our Compensation Committee oversees and approves all compensation, including equity compensation, change in control and other severance arrangements for our executive officers, including the named executive officers. Based on our philosophy and objectives, a greater percentage of cash compensation for management is based on corporate performance than is compensation for other employees. In addition, all of our full-time employees, including all of our executive officers, received annual stock option grants in 2008 pursuant to our Equity Compensation Grant Policy and our equity compensation plans.

When setting compensation amounts for executive officers, including our named executive officers, the Compensation Committee considers recommendations made by our Chief Executive Officer and FW Cook. To help assure the independent relationship between the Compensation Committee and FW Cook, during 2008 the Compensation Committee initiated and supervised all work performed by FW Cook on behalf of Inspire, except to the extent delegated by the Compensation Committee to management. FW Cook provides advice and guidance with respect to various compensation decisions, including compensation for employees generally and compensation issues as they specifically relate to management and our Board of Directors. During 2008, FW Cook was asked by the Compensation Committee to provide advice about comparative executive officer and director compensation information, including information relating to competitive base salaries, annual bonuses, total cash compensation, long-term incentive grants, carried-interest ownership, gains from equity awards, stock option vesting, and change of control severance compensation. Additionally, a representative of FW Cook attended most of our Compensation Committee meetings. While input from our Chief Executive Officer and FW Cook are carefully considered, ultimate decision making authority rests with our Compensation Committee which retains discretion over salary, cash bonus, and equity compensation determinations.

Our Compensation Committee also utilizes tally sheets prepared by our finance department. These tally sheets include salary and bonus information covering at least the four most recent years; information about all of the executive’s stock option and restricted stock unit holdings, including related valuations; and a valuation of amounts that could be received if the executive voluntarily terminates employment or is terminated in connection with a change in control. The tally sheets summarize all of the elements of executive officer compensation in one document that presents our named executive officers’ wealth accumulation potential. The tally sheets are also used by the Compensation Committee to analyze the effectiveness of our equity compensation program and to compare compensation information among the named executive officers.

Our Compensation Committee also considers market data from a variety of sources, including the Radford Survey covering pharmaceutical and bio-technology companies having between 150 and 499 employees, as well as data from a comparative group of publicly-traded companies, or the Peer Group. We use this data to help benchmark our executive compensation policies. The 18 companies in the Peer Group were selected based upon various factors, including industry, number of employees, number and type of commercialized products, depth of drug development pipeline, annual spending on research and development activities, and market capitalization. In 2008, FW Cook recommended three substitutions to the Peer Group so that it would better reflect companies of similar size. Our Compensation Committee relies upon management and FW Cook to provide market data and appropriate analyses.

Set forth in the table below is a list of the companies comprising the Peer Group1 along with certain data that compares such companies to us in certain specified categories:

Peer Group Table2

Company	Revenues (in millions)	Net Income (in millions)	Number of Employees	Market Capitalization (in millions)	Annualized Stockholder Return (as of 12/31/08)
	(for most recent available four quarters ended prior to 12/31/08)		(As of 12/31/08)		1-Year	3-Year
Adolor Corporation	$49	$(30)	129	$77	-63.9%	-51.6%
Affymax, Inc.	$74	$(75)	151	$153	-55.3%	n/a
CV Therapeutics, Inc.	$154	$(99)	516	$565	1.8%	-28.1%
Durect Corporation	$26	$(45)	179	$278	-47.3%	-12.6%
Enzon Pharmaceuticals, Inc.	$197	$(3)	371	$262	-38.8%	-7.6%
Immunomedics, Inc.	$15	$(14)	117	$128	-26.7%	-16.5%
Inspire Pharmaceuticals, Inc.	$70	$(52)	250	$204	-39.8%	-10.8%
InterMune, Inc.	$48	$(98)	132	$416	-20.6%	-14.3%
Neurocrine Biosciences, Inc.	$4	$(89)	125	$124	-29.5%	-62.9%
NPS Pharmaceuticals, Inc.	$112	$(6)	41	$294	62.1%	-19.4%
Onyx Pharmaceuticals, Inc.	$50	$2	197	$1,927	-38.6%	5.9%
OSI Pharmaceuticals, Inc.	$379	$471	514	$2,251	-19.5%	11.7%
POZEN Inc.	$66	$(6)	35	$150	-58.0%	-19.3%
Progenics Pharmaceuticals, Inc.	$76	$(45)	245	$314	-42.9%	-25.6%
Regeneron Pharmaceuticals, Inc.	$238	$(83)	682	$1,462	-24.0%	4.9%
Salix Pharmaceuticals, Inc.	$179	$(47)	270	$424	12.1%	-20.5%
Trimeris, Inc.	$21	$8	9	$30	-58.0%	-36.6%
United Therapeutics Corp.	$281	$(43)	320	$1,455	-35.9%	-3.3%

(1)	In 2008, the Peer Group also included Encysive Pharmaceuticals, Inc., which was merged with a wholly-owned subsidiary of Pfizer in mid-2008.
(2)	Source: Standard & Poor’s Compustat

In 2008, our executive compensation program consisted of the following forms of compensation:

•	Base salary;

•	Annual cash bonus;

•	Equity compensation;

•	Standard employee benefits; and

•	Change in control arrangements.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs, including Dr. Shaffer, our Chief Executive Officer, who attended various Compensation Committee meetings in 2008 at the request of the Compensation Committee. Dr. Shaffer reviewed our corporate performance and the performance of each of the other executive officers from time to time during 2008 and presented her conclusions and recommendations regarding quarterly stock option grant awards to the Compensation Committee for its consideration. In early 2009, Dr. Shaffer reviewed our 2008 corporate performance and the annual performance of each of the other executive officers and presented her conclusions and recommendations regarding bonus award amounts to the Compensation Committee for its consideration. In assessing the 2008 annual performance of each executive officer, Dr. Shaffer reviewed each officer’s self assessment and spoke with each executive officer regarding their performance. The Compensation Committee considered Dr. Shaffer’s recommendations in exercising its judgment regarding executive compensation. Dr. Shaffer’s performance was reviewed separately by the Compensation Committee in relation to the determination of quarterly 2008 stock option grants, and her 2008 annual performance was reviewed separately by the full Board of Directors. Dr. Shaffer’s annual cash bonus for 2008 was determined by the Compensation Committee.

Base Salary

Overview

We do not have employment agreements with any of our executive officers. We provide each named executive officer with a competitive annual base salary which is primarily market-based. We believe that a competitive base salary serves to attract, motivate and retain talented executives. We also believe it is important to provide adequate fixed compensation to executives working in a highly volatile and competitive industry. We provide fixed salary compensation based on competitive market practice in our industry and our geographic region with the goal of rewarding core competence in applicable management roles relative to skills, experience and contributions towards our goals.

Our Compensation Committee typically reviews base salary amounts and approves annual adjustments in the first quarter of each year. In setting base salaries, the Compensation Committee reviews comparative pay information and other information provided by management and by FW Cook. The Compensation Committee does not benchmark the salaries of our named executive officers to any particular percentile within the Peer Group or to any other third-party metric. The Compensation Committee uses the information provided by management and FW Cook, its industry experience and its discretion when setting executive officer salaries. The Compensation Committee currently intends to review comparative pay information and to re-evaluate the companies included in the Peer Group on an annual basis, or more frequently if deemed appropriate.

Base Salaries for Fiscal Year 2008

For 2008, each named executive officer was awarded a 4% merit increase in base salary, effective in February 2008. As described above, the Compensation Committee based this increase on competitive salary information, information from FW Cook about compensation trends in the pharmaceutical industry generally and the Compensation Committee’s experience and discretion. The Compensation Committee believes the adjustments resulted in base salaries between the 25th percentile and the competitive median (among the Peer Group) based on the data reviewed. The table below shows base salary rates for each named executive officer at December 31, 2007 and following the 4% merit increase, effective February 2008:

Name	Title	Ending 2007 Salary	2008 Salary (1)	Percentage (%) Increase
Christy L. Shaffer, Ph.D.	President & CEO	$449,946	$467,943	4%

Thomas R. Staab, II	CFO & Treasurer	$274,242	$285,211	4%

Benjamin R. Yerxa, Ph.D.	EVP and Chief, Research and Development	$300,000	$312,000	4%

Joseph K. Schachle	EVP and Chief, Commercial & Corporate Operations	$300,000	$312,000	4%

Joseph M. Spagnardi	SVP, General Counsel & Secretary	$262,200	$272,688	4%

(1)	Effective as of February 1, 2008.

Other Changes in Base Salary During 2008

Effective September 1, 2008, Dr. Yerxa was promoted to the new position of Executive Vice President and Chief, Research and Development, and Mr. Staab, Chief Financial Officer and Treasurer, was promoted to the status of executive vice president. Dr. Yerxa received an increase in base salary of 6% to $330,000 and Mr. Staab received an increase in base salary of 7% to $305,000, in relation to their promotions and increased responsibility.

Changes in Base Salaries for Fiscal Year 2009

For 2009, the Compensation Committee determined not to award any merit increase in base salary to the executive officers. As a result, there has been no percentage increase in base salary for any named executive officer in 2009. The Compensation Committee based this determination on a review of our finances, our budgeted fiscal requirements, current stock market and credit market conditions, competitive salary information, information from FW Cook about compensation trends in the pharmaceutical industry and the market generally, input from the executive officers, and the Compensation Committee’s experience and discretion.

Annual Cash Bonus

Overview

We provide each named executive officer with the opportunity to earn an annual cash bonus based on both corporate and individual performance. We provide these opportunities to drive the achievement of short-term financial and non-financial goals that are intended to help create long-term value. In 2007, the Compensation Committee approved the Inspire Pharmaceuticals, Inc. Executive Officer Cash Bonus Plan, or Cash Bonus Plan. The Cash Bonus Plan is designed to align annual financial rewards to each executive officer with our corporate performance and the respective executive’s performance during the prior year. Under the Cash Bonus Plan, each executive has a target and maximum incentive level established for their position. In determining the target and maximum incentive levels for each of our executive officers, the Compensation Committee reviewed our historical bonus practices and the base salaries of our executives, as well as 25th percentile, median and 75th percentile comparative data relating to both bonus compensation and total compensation of the Peer Group, which was provided by FW Cook. Because the base salaries for our executive officers, including our named executive officers, were between the 25th percentile and the median of the Peer Group, the target incentive levels (as a percentage of base salary) were established at approximately the 75th percentile, so that total cash compensation, at target levels, would bring total cash compensation to approximately the median of the Peer Group.

The following table summarizes the bonus opportunities for all executive officers, including the named executive officers:

	Percentage of salary
Employee Title	Threshold	Target	Maximum
Chief Executive Officer	0%	60%	90%
Executive Vice President [1]	0%	50%	75%
Senior Vice President [2]	0%	40%	60%

(1)	Includes Mr. Schachle, Mr. Staab and Dr. Yerxa.
(2)	Includes Mr. Spagnardi.

The maximum bonus for each executive is 150% of their respective target and the minimum bonus, or threshold, for each executive is zero. Target incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater proportion of total cash compensation is based upon annual corporate and individual performance. The Compensation Committee also has discretion to determine individual bonus amounts based on factors outside the executive’s goals, self-assessment or performance review. Furthermore, an increasingly greater percentage of an employee’s cash bonus is based on corporate performance, rather than individual performance, as an employee increases in rank. Under the Cash Bonus Plan, unless otherwise determined by the Compensation Committee, 80% of each named executive officer’s bonus is attributed to our corporate performance and 20% is based on the applicable executive’s individual performance. As a result, the cash bonuses for all of the named executive officers are highly dependent on our corporate performance.

2008 Annual Cash Bonuses

Actual payouts are determined by our Compensation Committee based on overall corporate performance, including achievement of corporate goals, and on overall individual performance. In 2008, our corporate goals were established by management and approved by our Board of Directors. In early 2008, financial goals for the full year were established along with project-oriented goals for the first six months of the year. Following the end of the second fiscal quarter of 2008, additional project-oriented goals were established for the second half of the year. The project-oriented goals were determined based on the key achievements that were identified at the respective times as those most likely to be critical to our success. The financial goals were established to promote growth in our product sales over 2007 levels, to manage our expenses, and to help assure that financing was not necessary in 2008. The project-oriented goals included business development goals established to strengthen our AzaSite® franchise and expand our product portfolio, discovery and product development goals established to promote the identification and further development of clinical product candidates, and corporate goals designed to assure we had sufficient operating capital and a good working environment. The goals were meant to be realistic milestones, the accomplishment of which we believed were integral to our success both in the short- and long-term. Once the corporate goals were finalized and approved by our Board of Directors, they were communicated to executives verbally and in writing. Executives are made aware of our overall bonus program, targets, annual goals and performance measures that impact their annual bonus payouts.

The extent to which corporate goals are achieved is assessed by our Compensation Committee with input from our Chief Executive Officer, other members of our Board of Directors and management. Our Compensation Committee also considers the following in assessing annual cash bonuses:

•	Our overall corporate success throughout the year as determined by factors such as share price growth, progress in key programs and execution of our strategic plan; and

•	Positive or negative events occurring throughout the year unrelated to pre-established corporate goals.

For the fiscal year ended December 31, 2008, our Compensation Committee determined that the corporate component of the Cash Bonus Plan would fund at 60% of the target bonus amount for all of our participants, including the executive officers, based upon our 2008 corporate performance, including our progress towards the achievement of the following financial goals for the full year:

•	Revenues – achieve revenues that fall within our stated 2008 financial guidance of $62 - $76 million;

•	Expenses – manage controllable operating expenses to an amount that was less than the amount stated in our 2008 financial guidance; and

•	Cash utilization – achieve lower cash utilization in 2008 as compared to 2007.

In addition to evaluating our performance in relation to the financial goals, the Compensation Committee reviewed our 2008 corporate performance in relation to the following project goals, which pertain to progress in certain of our programs during the first half of 2008:

•	Denufosol program – review top-line results from the TIGER-1 clinical trial, complete data analysis of the TIGER-1 results, and initiate the TIGER-2 clinical trial in North America;

•	Epinastine nasal spray program – complete data analysis of Phase 3 clinical trial, review toxicology data, and review exclusivity strategy;

•	ProlacriaTM program – complete patient enrollment in the pilot study in the controlled adverse environment or dry eye chamber; and

•	AzaSite franchise – initiate Phase 4 program and complete at least 3 studies; prepare publication strategy.

The following project goals pertain to progress in certain of our programs during the second half of 2008:

•	Denufosol program – progress enrollment in the TIGER-2 clinical trial, hold partnering discussions, publish and present TIGER-1 results;

•	Prolacria program – initiate a new pivotal clinical trial under Special Protocol Assessment by the end of 2008;

•	AzaSite franchise – grow revenues, conduct marketing assessment and build financial model;

•	Glaucoma program – obtain proof-of-concept and safety information on two candidates; and

•	Corporate matters – hire vice president of regulatory and therapeutic area for pulmonary and maintain low employee turnover.

The Compensation Committee applied a subjective approach in determining an appropriate bonus percentage. While the Compensation Committee considered numerous factors, including the goals described above, the most significant factor in their determination was the lower than desired level and rate of growth of AzaSite sales. In addition, in reviewing our corporate performance, the Compensation Committee noted that we had achieved our expense and cash utilization financial goals for 2008 and that our revenues were approximately $70.5 million for the year, which was higher than $62 million, the low end of our 2008 financial guidance, but lower than $76 million, the high end of our financial guidance. The Compensation Committee noted that we achieved our first-half project goals. In addition, the Compensation Committee noted that we achieved the primary endpoint in our TIGER-1 trial, but discontinued the development of the Epinastine nasal spray program. In reviewing our performance with respect to our second-half project goals, the Compensation Committee noted the number of patients enrolled in TIGER-2 at year-end, the rate of enrollment in TIGER-2, publications and presentations regarding TIGER-2, the status of denufosol partnering discussions given the results of our TIGER-1 clinical trial, and our success in maintaining a low employee turnover rate. The Compensation Committee also noted that the new Phase 3 environmental clinical trial for Prolacria was not initiated in 2008, but rather in January 2009, and that we had not hired a vice president for the regulatory and therapeutic areas of our pulmonary group.

In addition to reviewing our performance in relation to the foregoing goals, the Compensation Committee also reviewed various other factors, including the sales performance of Restasis® and Elestat®, the settlement of the SEC investigation and the status of the class action lawsuit. The Compensation Committee took into account the Chief Executive Officer’s assessment of our performance in relation to each of these goals and other factors that affected our performance during 2008. As a result of the foregoing, the Compensation Committee concluded that our employees, including our named executive officers, would be entitled to only 60% of the corporate component of their respective target bonus amounts.

In 2008, the Compensation Committee used the guidelines provided under the Cash Bonus Plan, such that 80% of each named executive officer’s bonus was attributed to our corporate performance and 20% was based on the applicable executive’s individual performance. Each executive’s goals are set by management and relate specifically to the executive’s job function and generally encompass the executive’s:

•	successful management of major projects;

•	contribution toward achievement of corporate goals; and

•	leadership capability and effectiveness.

Each executive officer’s (other than Dr. Shaffer’s) performance was assessed by the Compensation Committee based on the committee’s evaluation of each executive in relation to their primary roles and responsibilities with the Company. In making their assessments, the Compensation Committee reviewed the key accomplishments of each executive officer and their leadership within the Company, including the manner in which the Company’s corporate performance was impacted by such individual performance. The Compensation Committee also reviewed the key accomplishments of each executive (other than Dr. Shaffer), their respective leadership performances, an evaluation by Dr. Shaffer of each executive’s performance relative to their goals (with input based upon a self-assessment prepared by each executive officer), as well as the committee’s own assessment. As our Chief Executive Officer, Dr. Shaffer’s performance was assessed by our Board of Directors based largely upon the performance of each of the other executive officers in 2008, Dr. Shaffer’s leadership and communication, her maintenance of a cohesive management team, and our 2008 corporate performance. As a result, to determine a bonus for Dr. Shaffer, the Compensation Committee reviewed the 2008 performance of the individual executive officers, including each named executive officer, Dr. Shaffer’s leadership, and the 2008 corporate performance. Specifically, in reviewing Dr. Shaffer the committee noted her role in relation to the various individual and corporate goals, and our achievements in relation thereto. After reviewing each executive’s performance for the fiscal year ended December 31, 2008, the Compensation Committee funded the individual component of each named executive officer’s bonus at between 65% and 100% of target. As described above, 80% of the bonus of each named executive officer was based on our 2008 corporate performance. As a result, based on a combination of the corporate and individual components of the annual bonus payment, actual final payments ranged from 61%-68% of the target opportunity for each named executive officer and from 41%-45% of the maximum bonus opportunity for each named executive officer.

The table below details annual bonus targets, maximums and actual payments made under the Cash Bonus Plan for each of the named executive officers with respect to the fiscal year ended December 31, 2008:

Name	2008 Target Bonus	2008 Maximum Bonus	2008 Actual Bonus	Percent (%) of Salary	Percent (%) of Target	Percent (%) of Maximum
Christy L. Shaffer, Ph.D.	$280,766	$421,149	$185,306	40%	66%	44%
Thomas R. Staab, II	$152,500	$228,750	$103,700	34%	68%	45%
Benjamin R. Yerxa, Ph.D.	$165,000	$247,500	$107,250	33%	65%	43%
Joseph K. Schachle	$156,000	$234,000	$95,160	31%	61%	41%
Joseph M. Spagnardi	$109,075	$163,613	$74,171	27%	68%	45%

Discretionary Awards

Our Compensation Committee may from time to time make discretionary bonus awards outside of the annual cash bonus program to our executive officers. In November 2008, the Compensation Committee approved the award of a cash bonus of $20,000 to Mr. Spagnardi in connection with the U.S. Patent and Trademark Office’s issuance of a patent related to Elestat.

Equity Compensation

Overview

Our Compensation Committee strongly believes that equity compensation should be a primary component of our executive compensation program. Equity compensation can be effective in aligning executives’ long-term interests with those of stockholders, as the ultimate value realized by recipients is dependent upon the stock price performance of our common stock. Equity compensation also serves to retain the services of key employees, as all equity awards are granted with time-based vesting conditions that must be fulfilled before the award has any value to the recipient.

We grant annual equity incentive awards to each executive officer in accordance with our Equity Compensation Grant Policy and under our Amended and Restated 2005 Equity Compensation Plan or our Amended and Restated 1995 Stock Plan. In determining the form and amount of annual grants for 2008, our Compensation Committee reviewed competitive data prepared by FW Cook. It also reviewed the current carried-interest holdings of each executive in determining whether any individual warranted adjustments that would differ from the competitive median amounts. For all executives other than our Chief Executive Officer, the Compensation Committee also considered the recommendations of our Chief Executive Officer based on her subjective assessment of their performance. In 2008, each named executive officer received grants of stock options.

In 2008, the Compensation Committee engaged FW Cook to conduct a review of competitive equity compensation practices among peer group companies. FW Cook analyzed our equity compensation practices by comparing our equity compensation practices to the Peer Group. FW Cook compared the number of stock options and restricted stock units that we have granted, vesting features of the awards, each executive’s carried interest in their awards and share usage. Overall, FW Cook found that our equity compensation practices are competitive with those of the Peer Group.

Stock Options

We have historically granted equity compensation in the form of stock options. As stock options only have value to the recipient if our stock price increases from the date of grant, we believe that stock options are effective in aligning executives’ long-term interests with those of stockholders. Based upon long-term historical trends, we also believe that stock options offer superior leverage to recipients as compared to other forms of equity compensation, and are an appropriate form of equity compensation given our future growth potential. Further, all awards are targeted to median competitive levels within the Peer Group, with adjustments made based on subjective factors such as individual performance and level of existing equity holdings.

The exercise price of all stock option grants is set as the closing stock price on the date of grant. Option awards granted to executive officers during the fiscal year ended December 31, 2008 vest over four years, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% vesting in thirty-six monthly installments thereafter. Each option granted to our executive officers since 2005 also has a seven-year maximum option term.

In 2007, we adopted an Equity Compensation Grant Policy that provided, among other provisions, that annual stock option grants, if any, will be granted under our Amended and Restated 2005 Equity Compensation

Plan and our Amended and Restated 1995 Stock Plan at four pre-established times each year following the filing of our quarterly reports on Form 10-Q and our annual report on Form 10-K, as applicable. During 2008, we granted stock option awards on March 20, May 15, August 14 and November 4. For 2008, the aggregate number of the stock options granted to each of our named executive officers was between the 25th percentile and the median of the Peer Group. For more information about the stock options we granted to our named executive officers in 2008, see the “Grant of Plan Based Awards During Fiscal Year 2008” table under “Executive Compensation” below.

Restricted Stock Units

In 2008, we did not award any restricted stock units to our executive officers. In July 2006, a special retention grant of restricted stock units was made to each then current executive officer, with value equal to each executive officer’s maximum target annual bonus opportunity at the time. The awards were made to address the continued lack of retention value being provided by the then-outstanding, underwater stock options. Our Compensation Committee decided to make the executive retention award in the form of restricted stock units so that each executive would have some minimal level of equity ownership in our common stock.

The restricted stock units vest in equal annual installments over five years from the date of grant, or earlier in the event of a change in control. Any restricted stock units that have not vested at the time of termination of service to us will be forfeited, except that vesting continues for a period of one year in the event of death or disability of the recipient. Any vested units will be distributed to the recipients in the form of shares of our common stock six months following termination of service.

Benefits and Perquisites

All of our executive officers have standard benefit arrangements that are offered to our other full-time, exempt employees. These standard benefits include health, dental and life insurance as well as a contribution under a 401(k) plan. There are no perquisites offered to any executive officers, except certain small perquisites, including use of a corporate credit card, a cell phone and a personal digital assistant.

Change in Control Severance Agreements; Executive Change in Control Severance Benefit Plan

Our Compensation Committee believes that severance arrangements are necessary given the volatile nature of the biotechnology industry and will allow our executives to focus on maximizing stockholder value during periods of uncertainty. Prior to 2008, we entered into change in control severance agreements with each named executive officer that provided for severance payments in the event of a qualified termination of employment in connection with a corporate change in control. Each such agreement terminated on March 28, 2008.

Prior to the termination of our executive officers’ change in control severance agreements, the Compensation Committee studied the advisability of implementing a change in control severance benefit plan to apply to all of our executive officers following termination of the agreements. In relation to their study, in 2007 the Compensation Committee engaged FW Cook to review the change in control severance agreements with our executive officers and to make proposals regarding the appropriate key terms to be included in an executive officer change in control severance benefit plan. FW Cook analyzed potential payments due to our named executive officers under their individual change in control severance agreements, potential payments under a proposed plan, and the cost to us under the individual agreements. FW Cook also performed a tax analysis of the agreements and an analysis of change of control severance arrangements using the Peer Group. FW Cook recommended changes in the terms of the individual executive change in control severance agreements for inclusion in a new executive officer change in control severance benefit plan, including reducing the amount of cash payable upon a termination, changing the tax gross-up regime for payments made under the plan and making payments subject to compliance with the restrictive covenants set forth in the plan.

On March 20, 2008, the Compensation Committee approved the Inspire Pharmaceuticals, Inc. Executive Change in Control Severance Benefit Plan. For more information about the terms of our Executive Change in Control Severance Benefit Plan, including amounts that each of our named executive officers may receive under particular circumstances in the event of termination of a named executive officer’s employment subsequent to a change in control, see “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. We obtained stockholder approval of both the Amended and Restated 2005 Equity Compensation Plan and the Amended and Restated 1995 Stock Plan, which qualified awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee’s intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of Section 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with our overall best interest.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation for the years ended December 31, 2008, 2007 and 2006 earned by or paid to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($) (5)	Total ($)
Christy L. Shaffer, Ph.D.	2008	$466,444	—	$41,651	$217,998	$185,306	—	$58,817	$970,216
President, Chief Executive Officer and Director	2007	448,503	—	40,097	135,863	175,479	—	13,672	813,614
	2006	431,553	—	18,578	52,063	197,284	—	6,600	706,077

Thomas R. Staab, II	2008	$290,893	—	$16,660	$77,563	$103,700	—	$6,900	$495,716
Chief Financial Officer & Treasurer	2007	273,363	$5,000	16,039	46,321	76,787	—	6,750	424,260
	2006	255,112	—	7,431	17,582	79,530	—	6,600	366,255

Benjamin R. Yerxa, Ph.D.	2008	$317,000	—	$16,660	$96,542	$107,250	—	$41,515	$578,967
Executive Vice President, Chief, Research and Development	2007	296,257	—	16,039	58,226	98,700	—	6,750	475,972
	2006	266,258	—	7,431	42,567	81,016	—	6,600	403,872

Joseph K. Schachle	2008	$311,000	—	$16,660	$103,373	$95,160	—	$29,400	$555,593
Executive Vice President, Chief Commercial and Corporate Operations	2007	296,097	—	16,039	63,694	96,000	—	6,750	478,580
	2006	263,157	—	7,431	29,559	80,633	—	6,600	387,380

Joseph M. Spagnardi	2008	$271,814	$20,000	$16,660	$113,299	$74,171	—	$6,900	$502,844
Senior Vice President, General Counsel and Secretary	2007	259,517	5,000	16,039	82,785	67,962	—	6,750	438,053
	2006	225,012	52,000	7,431	53,009	69,000	—	6,600	413,052

(1)	Annual salary increases were effective in February of each year.
(2)	In 2008, Mr. Spagnardi was awarded a special bonus in connection with his efforts relating to an intellectual property matter. In 2007, Mr. Staab and Mr. Spagnardi were awarded a special bonus in connection with their efforts relating to the completion of a business development transaction. In 2006, prior to his appointment as Senior Vice President, General Counsel & Secretary, Mr. Spagnardi was awarded a special bonus in connection with his efforts relating to the completion of a business development transaction.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for restricted stock units granted pursuant to our Amended and Restated 2005 Equity Compensation Plan. These amounts were determined by multiplying the number of restricted stock units granted by the closing price of our common stock on the date of grant, allocated over the vesting period of the grant.
(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for awards pursuant to our Amended and Restated 1995 Stock Plan and our Amended and Restated 2005 Equity Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.
(5)	Reflects the 3% employer matching contribution made to all employees, including the named executive officers, under our 401(k) Profit Sharing Plan. In 2008, also consists of $51,917 for Dr. Shaffer, $34,615 for Dr. Yerxa and $22,500 for Mr. Schachle received as a payout for excess unused vacation days.

GRANTS OF PLAN BASED AWARDS DURING FISCAL YEAR 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christy L. Shaffer, Ph.D.	3/20/08	—	—	—	—	—	—	—	29,500	$3.98	$61,752
	5/15/08	—	—	—	—	—	—	—	29,500	3.49	55,675
	8/14/08	—	—	—	—	—	—	—	29,500	4.44	72,579
	11/04/08	—	—	—	—	—	—	—	29,500	3.78	62,345
	n/a	$0	$280,766	$421,149	—	—	—	—	—	—	—

Thomas R. Staab, II	3/20/08	—	—	—	—	—	—	—	11,250	$3.98	$23,550
	5/15/08	—	—	—	—	—	—	—	11,250	3.49	21,232
	8/14/08	—	—	—	—	—	—	—	13,250	4.44	32,599
	11/04/08	—	—	—	—	—	—	—	13,250	3.78	28,003
	n/a	$0	$152,500	$228,750	—	—	—	—	—	—	—

Benjamin R. Yerxa, Ph.D.	3/20/08	—	—	—	—	—	—	—	14,000	$3.98	$29,306
	5/15/08	—	—	—	—	—	—	—	14,000	3.49	26,422
	8/14/08	—	—	—	—	—	—	—	13,250	4.44	32,599
	11/04/08	—	—	—	—	—	—	—	13,250	3.78	28,003
	n/a	$0	$165,000	$247,500	—	—	—	—	—	—	—

Joseph K. Schachle	3/20/08	—	—	—	—	—	—	—	12,000	$3.98	$25,120
	5/15/08	—	—	—	—	—	—	—	14,000	3.49	26,422
	8/14/08	—	—	—	—	—	—	—	13,250	4.44	32,599
	11/04/08	—	—	—	—	—	—	—	13,250	3.78	28,003
	n/a	$0	$156,000	$234,000	—	—	—	—	—	—	—

Joseph M. Spagnardi	3/20/08	—	—	—	—	—	—	—	10,250	$3.98	$21,456
	5/15/08	—	—	—	—	—	—	—	12,000	3.49	22,648
	8/14/08	—	—	—	—	—	—	—	10,250	4.44	25,218
	11/04/08	—	—	—	—	—	—	—	10,250	3.78	21,662
	n/a	$0	$109,075	$163,613	—	—	—	—	—	—	—

(1)	The amounts shown reflect the range of possible bonuses payable with respect to services rendered in 2008 in accordance with our Cash Bonus Plan. The Summary Compensation Table includes the cash bonuses that were actually paid under our Cash Bonus Plan.
(2)	Stock options granted to our named executive officers become exercisable as follows: 25% on the first anniversary of the date of grant, and thereafter in 36 monthly installments after the first anniversary date until fully vested.
(3)	Reflects the grant date fair value of each equity award in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to all outstanding equity awards previously granted to the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christy L. Shaffer, Ph.D.	114,285	—	—	$12.00	2/16/10	—	—	—	—
	5,000	—	—	13.65	6/1/11	—	—	—	—
	130,000	—	—	2.76	6/4/12	—	—	—	—
	90,000	—	—	9.42	7/12/12	—	—	—	—
	32,812	12,188	—	5.25	1/18/13	—	—	—	—
	34,416	24,584	—	5.00	8/29/13	—	—	—	—
	35,000	—	—	20.30	10/15/13	—	—	—	—
	35,000	—	—	12.80	3/15/14	—	—	—	—
	12,906	16,594	—	6.30	3/21/14	—	—	—	—
	11,677	17,823	—	6.35	5/14/14	—	—	—	—
	9,833	19,667	—	5.81	8/14/14	—	—	—	—
	35,000	—	—	15.65	9/28/14	—	—	—	—
	7,989	21,511	—	6.10	11/12/14	—	—	—	—
	—	29,500	—	3.98	3/19/15	—	—	—	—
	—	29,500	—	3.49	5/14/15	—	—	—	—
	—	29,500	—	4.44	8/13/15	—	—	—	—
	—	29,500	—	3.78	11/3/15	—	—	—	—
	—	—	—	—	—	30,000	$108,000		—

Thomas R. Staab, II	28,500	—	—	$9.42	7/12/12	—	—	—	—
	8,937	4,063	—	5.25	1/18/13	—	—	—	—
	50,000	—	—	14.71	5/5/13	—	—	—	—
	11,958	8,542	—	5.00	8/29/13	—	—	—	—
	10,000	—	—	20.30	10/15/13	—	—	—	—
	8,000	—	—	12.80	3/15/14	—	—	—	—
	4,484	5,766	—	6.49	3/20/14	—	—	—	—
	4,056	6,194	—	6.35	5/14/14	—	—	—	—
	3,416	6,834	—	5.81	8/14/14	—	—	—	—
	9,300	—	—	15.65	9/28/14	—	—	—	—
	2,775	7,475	—	6.10	11/12/14	—	—	—	—
	—	11,250	—	3.98	3/19/15	—	—	—	—
	—	11,250	—	3.49	5/14/15	—	—	—	—
	—	13,250	—	4.44	8/13/15	—	—	—	—
	—	13,250	—	3.78	11/3/15	—	—	—	—
	—	—	—	—	—	12,000	$43,200	—	—

Continued on next page.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Benjamin R. Yerxa, Ph.D.	85,714	—	—	$12.00	2/16/10	—	—	—	—
	5,000	—	—	13.65	6/1/11	—	—	—	—
	29,250	—	—	9.42	7/12/12	—	—	—	—
	30,000	—	—	3.96	9/10/12	—	—	—	—
	14,583	5,417	—	5.25	1/18/13	—	—	—	—
	14,583	10,417	—	5.00	8/29/13	—	—	—	—
	22,000	—	—	20.30	10/15/13	—	—	—	—
	9,500	—	—	12.80	3/15/14	—	—	—	—
	5,468	7,032	—	6.49	3/20/14	—	—	—	—
	4,947	7,553	—	6.35	5/14/14	—	—	—	—
	4,416	8,834	—	5.81	8/14/14	—	—	—	—
	9,700	—	—	15.65	9/28/14	—	—	—	—
	3,588	9,662	—	6.10	11/12/14	—	—	—	—
	—	14,000	—	3.98	3/19/15	—	—	—	—
	—	14,000	—	3.49	5/14/15	—	—	—	—
	—	13,250	—	4.44	8/13/15	—	—	—	—
	—	13,250	—	3.78	11/3/15	—	—	—	—
	—	—	—	—	—	12,000	$43,200	—	—

Joseph K. Schachle	30,000	—	—	$9.42	7/12/12	—	—	—	—
	21,875	8,125	—	5.25	1/18/13	—	—	—	—
	70,000	—	—	14.73	2/24/13	—	—	—	—
	11,958	8,542	—	5.00	8/29/13	—	—	—	—
	17,000	—	—	20.30	10/15/13	—	—	—	—
	10,000	—	—	12.80	3/15/14	—	—	—	—
	5,468	7,032	—	6.49	3/20/14	—	—	—	—
	4,947	7,553	—	6.35	5/14/14	—	—	—	—
	5,000	10,000	—	5.81	8/14/14	—	—	—	—
	10,000	—	—	15.65	9/28/14	—	—	—	—
	4,062	10,938	—	6.10	11/12/14	—	—	—	—
	—	12,000	—	3.98	3/19/15	—	—	—	—
	—	14,000	—	3.49	5/14/15	—	—	—	—
	—	13,250	—	4.44	8/13/15	—	—	—	—
	—	13,250	—	3.78	11/3/15	—	—	—	—
	—	—	—			12,000	$43,200	—	—

Continued on next page.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Spagnardi	3,645	1,355		—	$5.25	1/18/13	—	—	—	—
	4,520	2,480		—	4.85	5/3/13	—	—	—	—
	11,958	8,542		—	5.00	8/29/13	—	—	—	—
	4,484	5,766		—	6.49	3/20/14	—	—	—	—
	4,056	6,194		—	6.35	5/14/14	—	—	—	—
	3,416	6,834		—	5.81	8/14/14	—	—	—	—
	2,775	7,475		—	6.10	11/12/14	—	—	—	—
	—	10,250		—	3.98	3/19/15	—	—	—	—
	31,354	3,646	(5)	—	6.90	5/5/15	—	—	—	—
	—	12,000		—	3.49	5/14/15	—	—	—	—
	—	10,250		—	4.44	8/13/15	—	—	—	—
	—	10,250		—	3.78	11/3/15	—	—	—	—
	—	—		—	—	—	12,000	$43,200	—	—

(1)	In December 2005, our Board of Directors approved the acceleration of vesting of unvested stock options held by our directors and employees, including officers, which had an exercise price equal to or greater than $9.42 per share.
(2)	Stock options granted to our named executive officers become exercisable as follows: 25% on the first anniversary of the date of grant, and thereafter in 36 monthly installments after the first anniversary date until fully vested. Except as otherwise indicated, the option grant date relating to any unexercised option that is not fully exercisable is seven years minus one day before the option expiration date.
(3)	Restricted stock units vest annually over five years from the date of grant, which was July 21, 2006.
(4)	Based on the closing price of our common stock as of December 31, 2008, which was $3.60, as reported on The Nasdaq Global Market.
(5)	The option grant date is 10 years before the option expiration date.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Christy L. Shaffer, Ph.D.	—	—	10,000	$39,300
Thomas R. Staab, II	—	—	4,000	15,720
Benjamin R. Yerxa, Ph.D.	32,257	$106,676	4,000	15,720
Joseph K. Schachle	—	—	4,000	15,720
Joseph M. Spagnardi	—	—	4,000	15,720

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise for each option.
(2)	Represents the fair market value of our common stock on the applicable vesting date, multiplied by the number of shares of restricted stock units that vested on that date. Actual issuance of shares is deferred and will be distributed to the recipients in the form of shares of our common stock six months following termination of service, in accordance with the terms of the related restricted stock unit agreement.

PENSION BENEFITS

The table disclosing the actuarial present value of each named executive officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each named executive officer during the year is omitted because we did not have a defined benefit plan for named executive officers. The only retirement plan available to named executive officers in 2008, 2007 and 2006 was our tax-qualified 401(k) Profit Sharing Plan, or the 401(k) Plan, which is available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each named executive officer withdrawals, earnings and fiscal year end balances in those plans is omitted because, in 2008, 2007 and 2006, we had no nonqualified deferred compensation plans or benefits for our named executive officers or other employees.

401(k) PROFIT SHARING PLAN

We have adopted the 401(k) Plan covering all qualified employees. The effective date of the 401(k) Plan is August 1, 1995. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($15,500 in 2008). Additionally, all qualified employees aged 50 or over could elect to contribute an additional $5,000 to the 401(k) Plan. For 2008, modification of salary reductions could be made monthly. The 401(k) Plan permits employer matching of up to 8% of a participant’s salary. If employer matching is implemented, participants will begin vesting 100% immediately in employer contributions. In 2008, we elected a safe harbor contribution of 3% of annual compensation. All of our safe harbor contributions vest 100% immediately.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As discussed under Compensation Discussion and Analysis, prior to 2007 we entered into change in control severance agreements with each named executive officer that provided for severance payments in the event of a qualified termination of employment in connection with a corporate change in control.

On March 20, 2008, the Compensation Committee of the Board of Directors adopted an Executive Change in Control Severance Benefit Plan, effective March 29, 2008, or the Plan. Existing agreements between Inspire and each executive officer regarding change in control terminated on March 28, 2008.

“Change in control” is defined under the Plan as the determination by the Board of Directors, made by a majority vote that a change in control has occurred, or is about to occur. Such a change does not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the current owners of Inspire maintain more than a 50% interest in the resultant entity. Regardless of the vote of the Board of Directors or whether or not the Board of Directors votes, a change in control will be deemed to have occurred if: (i) any person becomes the beneficial owner, directly or indirectly, of securities representing more than 35% of the combined voting power; or (ii) the stockholders approve: (A) a plan of complete liquidation; (B) an agreement for the sale or disposition of all or substantially all of Inspire’s assets; or (C) a merger, consolidation, or reorganization of Inspire with or involving any other entity. However, in no event shall a change in control be deemed to have occurred, with respect to the executive, if the executive is part of the purchasing group which consummates the change in control transaction.

The Plan provides that upon the executive’s termination of employment within two years following a change in control, the executive would be entitled to a lump sum payment equal to a multiple of the sum of (A) the executive’s highest of the annual base rate of pay for the calendar year in which his or her termination due to change in control occurs or any of the two calendar years immediately preceding such year, plus (B) the higher of the executive’s target incentive bonus applicable as of the date of (x) the change in control, or (y) his or her termination due to change in control. The executive shall not be entitled to any benefits under the Plan, however, in the event that such termination was either (i) effected by Inspire for “cause”, (ii) caused by the death of the executive, (iii) caused by the disability of the executive, or (iv) effected by the executive without “good reason.”

The applicable multiplier used to determine the amount of severance pay payable to a participant is as follows:

(i)	Two and one-half (2.5) for the Chief Executive Officer;

(ii)	Two (2) for the Executive Vice President(s) and Chief Financial Officer; and

(iii)	One and one-half (1.5) for the Senior Vice President(s).

The Plan provides executives with health and welfare benefits for the number of years immediately following the executive’s termination date equal to the applicable multiplier and requires Inspire to arrange to provide the executive and eligible dependents with life, disability, accident and health insurance benefits substantially similar to those immediately prior to the date of termination. Further, each executive is eligible to receive 12 months of outplacement services following a termination due to change in control and reasonable legal fees and expenses.

Additionally, all outstanding unvested options and awards under any Inspire-sponsored equity compensation grant held by any executive become immediately vested and fully exercisable immediately prior to a change in control.

The benefits payable to any executive will be reduced by any and all payments required to be made by Inspire under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program.

In the event that a payment pursuant to the Plan would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, or any interest or penalties would be incurred by the executive with respect to the excise tax, then: (a) if the total of such payments to the executive exceeds 2.99 times the executive’s “base amount” as defined in Section 280G of the Code by more than 10%, then the executive shall be entitled to receive a gross up payment in an amount such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments, or (b) if the total of such payments to the executive exceeds 2.99 times the executive’s “base amount” as defined in Section 280G of the Code by 10% or less, then the cash severance payments payable under the Plan shall be reduced to the maximum amount without subjecting the executive to the excise tax imposed by Section 4999 of the Code.

The table below reflects the estimated amounts of payments or compensation our named executive officers would receive under particular circumstances in the event of termination of a named executive officer’s employment subsequent to a change in control. Except as otherwise indicated, the amounts shown in the tables below assume that the named executive officer is terminated due to a change in control as of December 31, 2008, and that the price per share of our common stock equals $3.60, which was the closing price of our Common Stock on December 31, 2008, as reported on The Nasdaq Global Market.

Name	Cash Severance Payment (1)	Accelerated Vesting of Outstanding Equity Awards		Welfare Benefits (4)	Out-placement Benefits (5)	Excise Tax Gross-Up Payment	Total
		Stock Options (2)	Restricted Stock Units (3)
Christy L. Shaffer, Ph.D.	$1,871,773	$3,245	$108,000	$30,547	$18,000	$825,091	$2,856,656
Thomas R. Staab, II	915,000	1,238	43,200	24,437	18,000	409,717	1,411,592
Benjamin R. Yerxa, Ph.D.	990,000	1,540	43,200	24,437	18,000	440,106	1,517,283
Joseph K. Schachle	917,489	1,540	43,200	24,437	18,000	0	1,004,666
Joseph M. Spagnardi	572,645	1,128	43,200	18,328	18,000	0	653,301

(1)	For Mr. Schachle, includes cutback in cash severance payment equal to $18,511 to avoid triggering the excise tax under IRC 4999.
(2)	Intrinsic value of stock options that were not vested on December 31, 2008, based on the closing price of $3.60 on December 31, 2008.
(3)	Face value of restricted stock units that were not vested on December 31, 2008, based on the closing price of $3.60 on December 31, 2008.
(4)	Estimated cost of providing health and welfare benefits for severance period.
(5)	Estimated cost of providing outplacement benefits for one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the terms of our Code of Conduct and Business Ethics, which was adopted by our Board of Directors on March 29, 2007 and became effective on April 16, 2007, we have a written policy that requires our Corporate Compliance Officer, our executive officers and directors, and the Audit Committee of our Board of Directors to review and approve, in advance, the terms and conditions of all related person transactions. Related person transactions to which this policy applies includes any transaction to which we may be party with any of our directors, executive officers or 5% stockholders or their respective immediate family members. In each such case, the related person is required to work with our Corporate Compliance Officer and with our executive officers and/or directors, as appropriate, to monitor any potential conflict of interest (or appearance thereof) raised by the subject transaction and to ensure that the counter-party to the transaction is acting in the best interests of Inspire and its stockholders. Any transaction entered into by us with any related person will need to be on commercially available terms that are as favorable to us as would be obtainable from an unaffiliated party.

In February 2009, Inspire entered into an agreement with Clinipace, Inc. for the provision of various data management and biostatistics services to support two Phase 2 clinical trials of AzaSite for the treatment of blepharitis. Under this agreement, Inspire paid Clinipace $364,780 upon execution and is obligated to pay an additional $171,158 per month for 12 months commencing in March 2009. Kenneth B. Lee, Jr., the Chairman of Inspire’s Board of Directors, is a general partner of Hatteras Venture Partners, LLC, which owns approximately 28% of Clinipace. Christy Shaffer, Inspire’s President and Chief Executive Officer, also serves as a director of Clinipace. Neither Mr. Lee nor Dr. Shaffer have a personal interest in any amounts paid by Inspire to Clinipace. After reviewing this transaction and proposals from other organizations to provide similar services, the Audit Committee determined that the terms of the Clinipace agreement were more favorable to Inspire than the terms reflected in competitive bids provided by other potential service providers and approved the Clinipace agreement in accordance with the applicable provisions of the Inspire Pharmaceuticals, Inc. Code of Conduct and Business Ethics. Mr. Lee did not participate in the Audit Committee meeting at which the Clinipace agreement was discussed and approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, directors, executive officers and any person holding more than 10% of our common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on our review of the copies of such forms furnished to us during, or with respect to, the fiscal year ended December 31, 2008, all required reports have been timely filed.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. Stockholder ratification of the appointment is not required by our certificate of incorporation, Bylaws or otherwise, but the Board of Directors has decided to ascertain the position of our stockholders on the appointment. The Audit Committee of our Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for ratification. Abstentions are counted as a vote against the proposal, and broker non-votes are not counted in determining the number of shares present or votes cast in connection with the ratification of the appointment.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and/or respond to appropriate questions from our stockholders.

AUDIT AND OTHER FEES

Our independent registered public accounting firm during the fiscal year ended December 31, 2008 and 2007 was PricewaterhouseCoopers LLP. The fees billed to us by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2008 and 2007 were as follows:

	2008	2007
Audit fees	$231,500	$214,700
Audit-related fees	24,500	59,700
Tax fees	47,400	43,100
Other fees and services	0	0

Total fees and services	$303,400	$317,500

Audit Fees

The fees for audit services by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were $231,500 and $214,700, respectively. These fees relate to services rendered for the audit of our annual financial statements, review of the quarterly financial statements, assistance with and review of documents filed with the Securities and Exchange Commission, and Sarbanes-Oxley Section 404 attestations. Fiscal year 2007 audit fees also included fees paid for services related to the review of Forms S-3 and S-8.

Audit-Related Fees

The fees for audit-related services by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were $24,500 and $59,700, respectively. These fees relate to services rendered in connection with agreed-upon procedure audits of our corporate partners for both 2008 and 2007, as well as research and consultation on various accounting issues and services associated with the Warburg Pincus transaction in 2007.

Tax Fees

The fees for tax services by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were $47,400 and $43,100, respectively. These fees related to recurring and non-recurring tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services to be provided by PricewaterhouseCoopers LLP, including all of the services discussed above, and considers whether any non-audit services would be of a size or nature that would impair the independence of PricewaterhouseCoopers LLP. In 2008, all of the services provided by PricewaterhouseCoopers LLP were approved pursuant to the Audit Committee’s pre-approval policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

OTHER MATTERS

Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Upon request, we will furnish, without charge, by first class mail, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, to each of our stockholders of record on April 8, 2009 and to each beneficial stockholder on that date. Such requests are to be made to Jenny Kobin, Vice President of Investor Relations and Corporate Communications, at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703 or by telephone at (919) 941-9777. A reasonable fee will be charged for copies of requested exhibits.

By Order of the Board of Directors,

Joseph M. Spagnardi

General Counsel and Secretary

Durham, North Carolina

April 21, 2009

Inspire Pharmaceuticals, Inc.

MR A SAMPLE DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Inspire Pharmaceuticals, Inc. Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For Withhold

01 - Alan F. Holmer

For Withhold

02 - Nancy J. Hutson

For Withhold

03 - Jonathan S. Leff

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

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Proxy — Inspire Pharmaceuticals, Inc.

Revocable Proxy for 2009 Annual Meeting

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Christy L. Shaffer, Ph.D. and Joseph M. Spagnardi or either of them, each with power of substitution, his or her full and lawful agents and proxies to vote all shares of common stock which the undersigned would possess if personally present at the Annual Meeting of Stockholders (including all adjournments thereof) of Inspire Pharmaceuticals, Inc. to be held at 9:00 a.m., local time, on Friday, June 5, 2009, at our main office located at 4222 Emperor Blvd, Suite 200, Durham, North Carolina 27703.

The Board of Directors recommends a vote FOR each of the proposals listed on the reverse side and more fully described in the Notice of Annual Meeting of Stockholders and proxy statement for the meeting (receipt of which is hereby acknowledged). Unless otherwise specified, the vote represented by this proxy will be cast FOR proposals 1 and 2.

STOCKHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.